SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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STRAYER EDUCATION, INC.
2303 Dulles Station Boulevard
Herndon, Virginia 20171
(703) 561-1600

Dear Fellow Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Strayer Education, Inc. (the “Corporation”), to be held at 8:30 a.m. (ET) on Tuesday, April 26, 2011, at the Corporation’s headquarters, 2303 Dulles Station Boulevard, Herndon, Virginia 20171.

At this year’s meeting, you will be asked:

•	To elect ten directors.

•	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm.

•	To approve the Corporation’s 2011 Equity Compensation Plan, which will increase the number of shares available for issuance as equity compensation by 300,000 shares.

•	To conduct an advisory vote on the compensation of the named executive officers.

•	To conduct an advisory vote on the frequency of stockholder votes on executive compensation.

•	To consider any other matters that may properly come before the meeting.

This booklet is the formal notice of the meeting, and proxy statement. The proxy statement tells you about the agenda, procedures and rules of conduct for the meeting. Importantly, it also describes how your Board operates, gives information about director candidates, and provides information about the Corporation, including our compensation practices.

Your vote is important. We encourage you to sign and return your proxy before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

We look forward to seeing you at the 2011 Annual Meeting of Stockholders.

Sincerely,

ROBERT S. SILBERMAN
Chairman of the Board
and Chief Executive Officer

March 29, 2011
Attachment: Financial Summary

FINANCIAL SUMMARY

While all of our historical financial reports and SEC filings are available online, we know it is also helpful to owners to have basic financial and operating data at hand as they analyze material in the Proxy. Below are the Selected Financial Data tables for the five years ending December 31, 2010 from our 2010 Annual Report. The tables provide key information on growth, profitability, returns, balance sheet strength, and capital allocation.1

	Year Ended December 31,
	2006	2007	2008	2009	2010
	(in thousands, except per share, enrollment and campus data)

Income Statement Data:
Revenues	$263,648	$318,012	$396,275	$511,961	$636,732
Costs and expenses:
Instruction and educational support	91,120	108,852	130,836	166,604	205,212
Marketing and admissions	52,269	60,760	76,162	93,336	114,164
General and administration	40,723	50,843	62,426	79,667	101,585

Income from operations	79,536	97,557	126,851	172,354	215,771
Investment and other income	4,542	6,495	4,527	1,408	1,228

Income before income taxes	84,078	104,052	131,378	173,762	216,999
Provision for income taxes	31,771	39,115	50,570	68,684	85,739

Net income	$52,307	$64,937	$80,808	$105,078	$131,260

Net income per share:
Basic	$3.69	$4.56	$5.77	$7.67	$9.78
Diluted	$3.61	$4.47	$5.67	$7.60	$9.70
Weighted average shares outstanding:
Basic	14,187	14,248	14,015	13,703	13,426
Diluted(a)	14,492	14,517	14,242	13,825	13,535
Other Data:
Depreciation and amortization	$7,059	$8,523	$10,761	$13,937	$17,309
Stock-based compensation expense	$8,049	$10,207	$11,127	$10,954	$11,987
Capital expenditures	$13,183	$14,869	$20,657	$30,431	$46,015
Cash dividends per common share (paid):
Regular	$1.06	$1.31	$1.63	$2.25	$3.25
Special	—	—	$2.00	—	—
Average enrollment(b)	27,554	32,087	38,449	47,142	56,002
Campuses(c)	43	51	60	71	84
Full-time employees(d)	1,097	1,301	1,488	1,811	2,099

1 The information set forth above has been derived from our consolidated financial statements and is qualified by reference to and should be read in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information included elsewhere or incorporated by reference in the Corporation’s Annual Report on Form 10-K.

	At December 31,
	2006	2007	2008	2009	2010
	(in thousands)

Balance Sheet Data:
Cash, cash equivalents and marketable securities	$128,426	$171,335	$107,331	$116,516	$76,493
Working capital(e)	122,204	131,734	112,679	105,735	62,205
Total assets	270,844	343,778	324,563	385,805	412,767
Long-term liabilities	7,689	10,922	11,663	11,745	12,644
Total liabilities	99,317	155,271	148,482	195,985	236,763
Total stockholders’ equity	171,527	188,507	176,081	189,820	176,004

(a)	Diluted weighted average shares outstanding include common shares issued and outstanding, and the dilutive impact of restricted stock and outstanding stock options using the Treasury Stock Method.

(b)	Reflects average student enrollment for the four academic terms for each year indicated.

(c)	Reflects number of campuses offering classes during the fourth quarter of each year indicated.

(d)	Reflects full-time employees including full-time faculty as of December 31 of each year.

(e)	Working capital is calculated by subtracting current liabilities from current assets.

STRAYER EDUCATION, INC.
2303 Dulles Station Boulevard
Herndon, Virginia 20171
(703) 561-1600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2011 Annual Meeting of Stockholders of Strayer Education, Inc. (the “Corporation”), will be held at the Corporation’s headquarters, 2303 Dulles Station Boulevard, Herndon, Virginia 20171, on Tuesday, April 26, 2011, at 8:30 a.m. for the following purposes:

1.	To elect ten directors to the Board of Directors from the nominees named in the attached proxy statement to serve for a term of one year or until their respective successors are elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

3.	To approve the Corporation’s 2011 Equity Compensation Plan (the “2011 Plan”), which will increase the number of shares available for issuance as equity compensation by 300,000 shares.

4.	To conduct an advisory vote on the compensation of the named executive officers.

5.	To conduct an advisory vote on the frequency of stockholder votes on executive compensation.

6.	To consider and act upon such other business as may properly come before the meeting.

THIS NOTICE IS BEING SENT TO COMMON STOCKHOLDERS OF RECORD AS OF MARCH 18, 2011. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

By Order of the Board of Directors

Viet D. Dinh
Secretary

Herndon, Virginia
March 29, 2011

STRAYER EDUCATION, INC.
2303 Dulles Station Boulevard
Herndon, VA 20171
(703) 561-1600

PROXY STATEMENT

Annual Meeting of Stockholders
April 26, 2011

This Proxy Statement is furnished on or about March 29, 2011, to holders of the common stock of Strayer Education, Inc. (the “Corporation”), 2303 Dulles Station Boulevard, Herndon, Virginia 20171, in connection with the solicitation on behalf of the Board of Directors of the Corporation (the “Board”) of proxies to be voted at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 8:30 a.m. local time on Tuesday, April 26, 2011, at the Corporation’s headquarters located at 2303 Dulles Station Blvd., Herndon, Virginia 20171.

The cost of soliciting proxies will be borne by the Corporation. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Corporation’s common stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by the Corporation by mail or by personal interview, telephone and facsimile by officers and other management employees of the Corporation, who will receive no additional compensation for their services. The Corporation has also retained MacKenzie Partners, Inc. to provide proxy solicitation services for a fee of approximately $10,000, plus reimbursement of its out-of-pocket expenses.

Any stockholder submitting a proxy pursuant to this solicitation may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Corporation at the Corporation’s headquarters at 2303 Dulles Station Blvd., Herndon, Virginia 20171, providing a later dated proxy, or by attending the meeting and voting in person. Attending the Annual Meeting will not automatically revoke a stockholder’s prior proxy.

We began mailing this proxy statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy card on or about March 29, 2011 to all stockholders entitled to vote. At the close of business on March 18, 2011, there were 12,594,919 shares of the common stock of the Corporation outstanding and entitled to vote at the meeting. Only common stockholders of record on March 18, 2011 will be entitled to vote at the meeting, and each share will have one vote.

Voting Information

At the Annual Meeting votes will be counted by written ballot. A majority of the shares entitled to vote will constitute a quorum for purposes of the Annual Meeting. Under the Corporation’s By-laws, to be elected at the Annual Meeting, a nominee for election to the Board of Directors must receive more votes for his or her election than votes against his or her election. Approval of the 2011 Plan, ratification of the appointment of the Corporation’s independent registered public accounting firm, approval of the advisory vote on the compensation of our named executive officers and approval of any other business which may properly come before the Annual Meeting, or any adjournments thereof, will require the affirmative vote of a majority of the votes cast at the Annual Meeting. With respect to the frequency of the advisory vote on executive compensation, the choice receiving the greatest number of votes — every year, every two years or every three years — will be the frequency that stockholders will be deemed to have approved. Abstentions and broker non-votes will have no effect on the outcome of any matter at the Annual Meeting, including the election of directors. Proposals 4 and 5 are advisory votes only, and as discussed in more detail below, the voting results are not binding.

Proxies properly executed and received by the Corporation prior to the meeting and not revoked, will be voted as directed therein on all matters presented at the meeting. In the absence of specific direction from a stockholder, proxies will be voted for the election of all named director nominees, in favor of Proposals 2, 3 and 4 and for the choice of one (1) year for Proposal 5. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum.

The Board of Directors of the Corporation has adopted a corporate governance policy concerning the “holdover” of any director not elected by a majority vote in an uncontested election. Any director who fails to receive the requisite majority vote would be required to promptly offer his resignation and the Board, following the recommendation of the Corporation’s Nominating and Governance Committee, would have up to 90 days to decide whether to accept such offer, during which time the director nominee would continue to serve on the Board as a “holdover” director. A copy of this policy is available on our website at www.strayereducation.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDERS MEETING TO BE HELD ON APRIL 26, 2011

The proxy statement, Form 10-K and Annual Report to Stockholders are available at www.strayereducation.com/annual-proxy.cfm.

PROPOSAL 1

Election of Directors

We are requesting that the stockholders elect a Board of Directors of ten members at the Annual Meeting.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) considers many factors when evaluating candidates for the Board. The most important are true independence, business savvy, a stockholder orientation, and genuine interest in the Corporation. By true independence we mean the willingness to challenge a forceful, talented CEO with a good track record when something is wrong or foolish. People with this trait are both very valuable and hard to find; they are inevitably of the highest character and integrity. Commercial or business savvy is also crucial — without it all the other great traits are of little help. The Board does not have a specific policy regarding diversity. However, the Nominating Committee does strive for the Board to be comprised of directors with a variety of experience and personal backgrounds. The Nominating Committee considers the prospective director’s skills, specialized expertise, level of education, business experience, broad-based business acumen, experience at strategy development and policy-setting, and direct ownership of the Corporation’s shares. The Nominating Committee focuses on the prospective director’s understanding that maintaining the high academic quality of Strayer University is central to maintaining and growing the Corporation’s value. (It is perhaps obvious, though worth noting, that the criteria for service on Strayer University’s Board of Trustees, while sharing some of the same criteria as the Corporation, are different and it is important to have some individuals who can sit on both Boards effectively.) Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating Committee.

In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a Nominating Committee recommended nominee. However, the Nominating Committee does believe that all members of the Board should have the highest character and integrity; a track record of working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with performance as a director. In addition, the Nominating Committee believes that the ability of individual Board members to work constructively together is a key element of Board effectiveness.

The Nominating Committee will entertain recommendations from common stockholders that are submitted in writing to the Corporation, provided that such common stockholders (i) beneficially own more than 5% of the Corporation’s common stock or (ii) have beneficially owned more than 1% of the Corporation’s common stock for at least one year. Stockholders meeting such criteria may recommend candidates for consideration by the Nominating Committee by writing to Mr. Viet D. Dinh, Corporate Secretary, Strayer Education, Inc., 2303 Dulles Station Blvd., Herndon, Virginia 20171, giving the candidate’s name, contact information, biographical data and qualifications, as well as any evidence that the stockholder satisfies the criteria set forth above. All such recommendations will be treated confidentially and brought to the attention of the Nominating Committee in a timely fashion.

The Nominating Committee does not evaluate candidates differently based on who has made the proposal or recommendation. The Nominating Committee in 2010 retained Spencer Stuart, Inc. to assist in the process of identifying and evaluating candidates. Approximately $200,000 in fees were paid to Spencer Stuart, Inc.

Once it has been determined that a candidate meets the Board’s criteria on paper, there is a selection process which includes, but is not limited to, background and reference checks and interviews with not only the Nominating Committee but other board members, executive management and other professionals such as the Corporation’s auditors or outside counsel, as deemed necessary.

Stockholders who wish to formally nominate a director for election at an annual meeting of the stockholders of the Corporation must also comply with the Corporation’s By-laws regarding stockholder proposals and nominations. See “Stockholder Proposals” contained in this proxy statement.

It is intended that the votes represented by the proxies will be cast for the election as directors, for a term of one year or until their successors are chosen and qualified, of the persons listed below. The Board of Directors recommends that stockholders vote “for” the nominees listed below. With the exception of Mr. Casteen, each of the nominees is currently a director of the Corporation. The following table and text presents information as of the date of this proxy statement concerning persons nominated for election as directors of the Corporation.

Nominees for Common Stock Directors

			Year first	Ownership
		Board	elected to	Common	Restricted	Vested	Unvested
Name/Title	Age	Committees	Strayer Board	Stock	Stock	Options	Options

Robert S. Silberman,	53	—	2001	21,370	183,680	100,000	0
Chairman & CEO
David A. Coulter,(a)	63	Nominating and	2002	5,433	1,056	0	0
Director		Compensation
Dr. Charlotte F. Beason,	63	Nominating	1996	4,372	529	0	0
Director
William E. Brock,	80	Compensation	2001	3,222	529	0	0
Director
John T. Casteen III,	67	n/a	n/a	0	0	0	0
Director Nominee
Robert R. Grusky,	53	Audit	2001	4,958	547	0	0
Director
Robert L. Johnson,	64	Nominating	2003	7,174	755	0	0
Director
Todd A. Milano,	58	Compensation	1996	5,592	1,019	0	0
Director
G. Thomas Waite, III,	59	Audit	1996	3,372	529	0	0
Director
J. David Wargo,	57	Audit	2001	922	529	0	0
Director

(a)	Mr. Coulter is presently serving as the Board’s Presiding Independent Director.

Mr. Robert S. Silberman has been Chairman of the Board since February 2003 and Chief Executive Officer since March 2001. From 1995 to 2000, Mr. Silberman served in a variety of senior management positions at CalEnergy Company, Inc., including as President and Chief Operating Officer. From 1993 to 1995, Mr. Silberman was Assistant to the Chairman and Chief Executive Officer of International Paper Company. From 1989 to 1993, Mr. Silberman served in several senior positions in the U.S. Department of Defense, including as Assistant Secretary of the Army. Mr. Silberman has been a Director of Strayer since March 2001. He serves on the Board of Directors of Covanta Holding Company. He also serves on the Board of Trustees of the Phillips Exeter Academy and on the Board of Visitors of The Johns Hopkins University School of Advanced International Studies. Mr. Silberman is a member of the Council on Foreign Relations. Mr. Silberman holds a bachelor’s degree in history from Dartmouth College and a master’s degree in international policy from The Johns Hopkins University. Mr. Silberman has been a driving force behind the evolution of the Corporation. He leads the Board with a deep appreciation of the Corporation’s history, a focused strategic vision for its future, and a broad understanding of the economic, regulatory, and demographic factors affecting the Corporation. The Nominating Committee believes that based on his experience and expertise in general management, leadership of large organizations, financial management, public policy, governmental affairs, academic policy, educational leadership, and stewardship of stockholder capital, Mr. Silberman should serve as a director of the Corporation.

Mr. David A. Coulter is serving as the Presiding Independent Director of the Strayer Education, Inc. Board of Directors, on which he has served since 2002. He is currently Managing Director and Senior Advisor at Warburg Pincus, LLC. He was Vice Chairman of J.P. Morgan Chase & Co. from December 2000 to December 2005. Prior to joining J.P. Morgan Chase, Mr. Coulter led the West Coast operations of the Beacon Group, a private investment and strategic advisory firm, and prior to that, Mr. Coulter served as the Chairman and Chief Executive Officer of the BankAmerica Corporation. Mr. Coulter is a member of the Board of Directors of Sterling Financial Corporation, Webster Bank, Aeolus Re, and MBIA, Inc. In the past five years, Mr. Coulter has also served on the Board of Directors of The Irvine Company, PG&E Corporation and First Data Corporation. Mr. Coulter also serves on the Board of Trustees of Carnegie Mellon University. In addition to serving as the Presiding Independent Director, he is also Chair of the Corporation’s Nominating Committee and is a member of the Compensation Committee of the Board. Mr. Coulter holds a bachelor’s degree in mathematics and economics and a master’s degree in industrial administration, both from Carnegie Mellon University. As the former chief executive and director of large publicly traded companies, Mr. Coulter brings to the Board and his role as Presiding Independent Director strong leadership and extensive business, strategic and operational experience. The Nominating Committee believes that based on his experience and expertise in financial markets, capital allocation, strategic planning and management, and leadership of large organizations in highly regulated environments, Mr. Coulter should serve as a director of the Corporation.

Dr. Charlotte F. Beason has been Executive Director of the Kentucky Board of Nursing since 2005. From 2004 to 2005, she was a consultant in education and health care administration. From 2000 to 2003, Dr. Beason was Chair and Vice Chair of the Commission on Collegiate Nursing Education (an autonomous agency accrediting baccalaureate and graduate programs in nursing); she is an evaluator for the Commission on Collegiate Nursing Education. From 1988 to 2004, Dr. Beason was with the Department of Veterans Affairs, first as Director of Health Professions Education Service and the Health Professional Scholarship Program, and then as Program Director, Office of Nursing Services. Dr. Beason has served on the Board since 1996 and is a member of the Nominating Committee of the Board. She is also Chairwoman of the Strayer University Board of Trustees. Dr. Beason holds a bachelor’s degree in nursing from Berea College, a master’s degree in psychiatric nursing from Boston University and a doctorate in clinical psychology and public practice from Harvard University. Dr. Beason’s record of leadership in education, accreditation, and public administration provide the Board with insight and experience in building and maintaining the quality of Strayer University. The Nominating Committee believes that based on her experience and expertise in academic matters, educational policy, organizational administration, and governmental affairs, Dr. Beason should serve as a director of the Corporation.

Mr. William E. Brock is the Founder and Chairman of the Brock Offices, a firm specializing in international trade, investment and human resources. From 1985 to 1987, Mr. Brock served in the President’s Cabinet as the U.S. Secretary of Labor, and from 1981 to 1985, as the U.S. Trade Representative. Elected Chairman of the Republican National Committee from 1977 to 1981, Mr. Brock previously served as a Member of Congress and, subsequently, as U.S. Senator for the State of Tennessee. Mr. Brock serves as a Counselor and Trustee of the Center for Strategic and International Studies, and as a member of the Board of Directors of On Assignment, Inc., Health Extras, Inc., and ResCare, Inc. Mr. Brock has been a member of the Board since 2001 and is a member of the Compensation Committee of the Board. He holds a bachelor’s degree in commerce from Washington and Lee University. Mr. Brock’s experience as a legislator, senior Cabinet officer, and business leader provides the Board with an unparalleled understanding of the legislative and regulatory process. The Nominating Committee believes that based on his experience and expertise in public policy, government affairs, business management and corporate governance, Mr. Brock should serve as a director of the Corporation.

Mr. John T. Casteen III is the President Emeritus of the University of Virginia. He served as the President of, and a Professor of English at, the University of Virginia from 1990 through 2010. Prior to his service to the University of Virginia, Mr. Casteen was President of the University of Connecticut from 1985 to 1990. From 1982 to 1985, Mr. Casteen served as the Secretary of Education for the Commonwealth of Virginia. Mr. Casteen is on the board of directors of Altria, Inc., and served on the board of directors of Wachovia Corporation until 2008. Mr. Casteen also is a member of the board of directors of a number of charitable and privately-held business entities, including the Chesapeake Bay Foundation, the National Student Clearinghouse, the Virginia Foundation for Community College Education, and the Woodrow Wilson International Center for Scholars. He has chaired the boards of both the College Entrance Examination Board and the Association of American Universities. Mr. Casteen holds a bachelor’s degree, master’s degree and a Ph.D. in English from the University of Virginia. Mr. Casteen’s record of leadership in higher education and business will help the Board in building and maintaining the quality of Strayer University. The Nominating Committee believes that based on his experience and expertise in education leadership, educational policy, academic affairs and government affairs, Mr. Casteen should serve as a director of the Corporation.

Mr. Robert R. Grusky is the Founder and Managing Member of Hope Capital Management, LLC, an investment manager, since 2000. He co-founded New Mountain Capital, LLC, a private equity firm, in 2000 and was a Principal and Member from 2000 to 2005, and has been a Senior Advisor since then. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation. From 1985 to 1997, with the exception of 1990 to 1991 when he was on a leave of absence to serve as a White House Fellow and Assistant for Special Projects to the Secretary of Defense, Mr. Grusky served in a variety of capacities at Goldman, Sachs & Co., first in its Mergers & Acquisitions Department and then in its Principal Investment Area. He serves on the Board of Directors of AutoNation, Inc. and AutoZone, Inc. In the last five years he has also served on the Board of Directors of National Medical Health Card Systems, Inc. Mr. Grusky has served on the Board since 2001, and is Chair of the Audit Committee of the Board. He holds a bachelor’s degree in history from Union College and a master’s degree in business administration from Harvard University. Mr. Grusky’s keen understanding of the financial markets and his extensive experience as an investment manager and executive are tremendous assets to the Board and the Audit Committee that he chairs. The Nominating Committee believes that based on his experience and expertise in financial markets, capital allocation, strategic planning, accounting and audit functions, and public policy, Mr. Grusky should serve as a director of the Corporation.

Mr. Robert L. Johnson is the Founder and Chairman of The RLJ Companies, which owns or holds interests in businesses operating in hotel real estate investment, private equity, consumer financial services, asset management, insurance services, automobile dealerships, sports and entertainment, and video lottery terminal gaming. Mr. Johnson is the founder of Black Entertainment Television (BET), a subsidiary of Viacom and the leading African-American operated media and entertainment company in the United States, and served as its Chief Executive Officer until January 2006. In 2002, Mr. Johnson became the first African-American majority owner of a major sports franchise, the Charlotte Bobcats of the NBA. From 1976 to 1979, he served as Vice President of Governmental Relations for the National Cable & Telecommunications Association (NCTA). Mr. Johnson also served as Press Secretary for the Honorable Walter E. Fauntroy, Congressional Delegate from the District of Columbia. He serves on the following boards: KB Home, Lowe’s Companies, Inc., International Management Group, NBA Board of Governors, Deutsche Bank Advisory Committee, The Business Council, and the Smithsonian Institution’s National Museum of African American History and Culture. Mr. Johnson has served on the Board since 2003, and is a member of the Nominating Committee of the Board. He holds a bachelor’s degree in social studies from the University of Illinois and a master’s degree in international affairs from the Woodrow Wilson School of Public and International Affairs at Princeton University. Mr. Johnson’s entrepreneurial spirit, his managerial skill, and his broad business experience provide invaluable guidance to the Board. The Nominating Committee believes that based on his experience and expertise in leading growth companies, entrepreneurship, marketing, media, advertising, financial management, strategic planning, and general business management, Mr. Johnson should serve as a director of the Corporation.

Mr. Todd A. Milano has been President and Chief Executive Officer of Central Pennsylvania College since 1989. Mr. Milano has served on the Board since 1996 and is Chair of the Compensation Committee of the Board and is also a member of the Strayer University Board of Trustees. Mr. Milano holds a bachelor’s degree in industrial management from Purdue University. Having served on the Board for more than 14 years, Mr. Milano knows the Corporation’s business, history, and culture of quality education. He is a leader in higher education and uses his experience to provide critical input into the Corporation’s operations and management. The Nominating Committee believes that based upon his experience and expertise in academic affairs, educational management, accrediting activities and organizational leadership, Mr. Milano should serve as a director of the Corporation.

Mr. G. Thomas Waite, III has been Treasurer and Chief Financial Officer of the Humane Society of the United States since 1997 and Controller since 1993. In 1992, Mr. Waite was the Director of Commercial Management of The National Housing Partnership. Mr. Waite has served on the Board since 1996, is a member of the Audit Committee of the Board and is a former member of the Strayer University Board of Trustees. Mr. Waite holds a bachelor’s degree in commerce from the University of Virginia and is a Certified Public Accountant. Mr. Waite is a leader in philanthropy and the non-profit sector, which is the Corporation’s indispensible partner in fulfilling our mission of providing quality education to working adults. His experience as a chief financial officer brings to the Board a seasoned voice in matters of accounting and governance that is a tremendous asset to the Board and the committees on which he serves. The Nominating Committee believes that based on his experience and expertise in financial matters, accounting and audit, and educational management, Mr. Waite should serve as a director of the Corporation.

Mr. J. David Wargo has been President of Wargo and Company, Inc., an investment management company, since 1993. Mr. Wargo is a co-founder and was a Member of New Mountain Capital, LLC, from 2000 to 2008, and has been a Senior Advisor since then. From 1989 to 1992, Mr. Wargo was a Managing Director and Senior Analyst of The Putnam Companies, a Boston-based investment management company. From 1985 to 1989, Mr. Wargo was a partner and held other positions at Marble Arch Partners. Mr. Wargo is a Director of Liberty Global, Inc. and Discovery Communications, Inc. In the past five years, he also served on the board of OpenTV Corporation and Fun Technologies, Inc. Mr. Wargo has served on the Board since 2001 and is a member of the Audit Committee of the Board. Mr. Wargo holds a bachelor’s degree in physics and a master’s degree in nuclear engineering, both from the Massachusetts Institute of Technology. He also holds a master’s degree in management science from the Sloan School of Management, Massachusetts Institute of Technology. Mr. Wargo is an expert in markets and governance and has extensive experience in developing and managing businesses. His broad-based knowledge of transactions and investments brings to the Board strong leadership, which is further enhanced by his experience on other respected publicly traded companies. The Nominating Committee believes that based on his experience and expertise in financial matters, accounting and audit, financial markets, capital allocation, and strategic planning, Mr. Wargo should serve as a director of the Corporation.

Director Compensation

Director compensation is designed to:

•	Ensure alignment with long-term stockholder interests;

•	Ensure the Corporation can attract and retain outstanding director candidates who meet the criteria outlined in this proxy;

•	Recognize the time commitments necessary to oversee the Corporation; and

•	Support the independence of thought required of a good director.

The Nominating Committee reviews non-employee director compensation regularly and resulting recommendations are presented to the full Board for discussion and approval. During 2010, the Compensation Committee engaged and paid approximately $20,000 to Aon Consulting, Inc. to benchmark compensation for Board Members and also for the CEO, COO, and CFO positions. The Nominating Committee on April 27, 2010, revised director compensation as follows:

•	Annual Retainer. Each eligible director is paid an annual fee of $150,000. Of this amount, at least 50% (or $75,000) of the annual fee must be paid in shares of restricted stock of the Corporation. Restricted stock is issued to directors on the date of the Annual Meeting as part of their annual retainer. The restricted shares vest over three years, with one-third of the shares vesting each year on the date of the annual meeting. Directors may choose to receive the remaining 50% of their annual retainer ($75,000) in either restricted stock or in cash, paid in quarterly installments. In the event any Director retires or resigns from the Board, the Board of Directors may, in its discretion, waive the remaining vesting period(s) for all or any portion of unvested restricted shares, provided that the departing Director has served at least five years on the Board of Directors of the Corporation.

•	Additional Fees. Members of the Audit Committee receive an additional annual fee of $5,000, except the Audit Committee Chair who receives an additional fee of $10,000. The Presiding Independent Director receives an additional annual fee of $10,000. All additional fees are paid in quarterly installments.

•	Reimbursement of Expenses. Directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings.

As described above, a significant portion of director compensation is paid in restricted stock to align director compensation with the long term interests of stockholders. While on the Board, non-employee directors receive the same cash dividends on restricted shares as a holder of common stock.

The following table sets forth compensation for each director for the fiscal year ended December 31, 2010.

Director Compensation Table

	Fees
	Earned
	or Paid	Stock	All Other
	in Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)

Robert S. Silberman(2)	—	—	—	—
Chairman & CEO
Dr. Charlotte F. Beason	57,500	75,000	—	132,500
Director
William E. Brock	57,500	75,000	—	132,500
Director
David A. Coulter	5,000	150,000	—	155,000
Director
Robert R. Grusky	67,500	75,000	—	142,500
Director
Robert L. Johnson	49,500	75,000	—	124,500
Director
Todd A. Milano	—	150,000	—	150,000
Director
G. Thomas Waite, III	64,000	75,000	—	139,000
Director
J. David Wargo	64,000	75,000	—	139,000
Director

(1)	Amounts represent the aggregate grant date fair value computation in accordance with FASB ASC Topic 718. The value of the Corporation’s dividends is assumed to be included in the grant date fair value of each stock award.

(2)	Mr. Silberman does not receive any additional compensation for his service as a director of the Corporation. His compensation is fully reflected in the “Summary Compensation Table” set forth below in this proxy statement.

The following table sets forth the number of outstanding stock awards held by each non-employee director at December 31, 2010.

Outstanding Stock Awards Table

Shares of
Unvested
Restricted Stock
Name	(#)

Dr. Charlotte F. Beason,	529
Director
William E. Brock	529
Director
David A. Coulter	1,056
Director
Robert R. Grusky	547
Director
Robert L. Johnson	755
Director
Todd A. Milano,	1,019
Director
G. Thomas Waite, III,	529
Director
J. David Wargo,	529
Director

Board Leadership Structure

Our Board is made up entirely of independent members, as independence is defined under the NASDAQ Listing Standards, with the exception of our Chief Executive Officer, who also serves as our Chairman. The leadership structure of the Corporation has varied over time as the demands of the business, the composition of the Board, and the ranks of our senior executives changed, and the Board has utilized this flexibility to establish the most appropriate structure at any given time. In the past, we have operated with a Chairman of the Board separate from the Chief Executive Officer, but with the current make-up of the Board and the need to match vision to execution, we believe that combining the two roles at this time leads to the most efficient and effective leadership of Board activities.

We have a talented and experienced Presiding Independent Director, Mr. David Coulter, who runs the Board in the Chairman’s absence. The Presiding Independent Director meets with the Board of Directors without the Chairman present at least quarterly (at each regularly scheduled Board meeting) and solicits candid feedback on the Chairman and CEO’s performance. The Presiding Independent Director serves as the principal liaison on Board issues between the independent Directors and the Chairman and has the authority to:

•	Call meetings of the independent Directors

•	Ensure the quality, quantity and timeliness of information to the Board

•	Consult and communicate with stockholders

Risk Oversight

The Board of Directors is ultimately responsible for the risk management of the Corporation; the CEO is the “Chief Risk Officer.” The Board reviews and approves all annual budgets, major uses of capital, major projects, and University expansion plans. Two members of the Board of Directors also serve as members of the governing body (The Board of Trustees) of the Corporation’s chief asset: Strayer University. The Board of Trustees is made up of nine trustees, including five trustees that are unaffiliated with the Corporation, two trustees that are independent members of the Corporation’s Board of Directors and two trustees that are executive officers of the Corporation. The Board of Directors oversees, but generally defers to the University’s Board of Trustees on issues related to academic affairs and quality, including specifically, the rate of the University’s growth and expansion.

The Board and its Compensation Committee continually evaluate the Corporation’s strategy, activities and in particular compensation policies and practices to protect against inappropriate risk taking. Any compensation program that seeks to pay managers for performance on behalf of owners carries some risk of overzealous performance. But paramount in the Corporation’s compensation program is an unwavering requirement that executive conduct conform to applicable legal, regulatory, and ethical business standards. Based on its evaluation and the views of advisors, the Compensation Committee believes that the Corporation’s executive compensation program, as described in the Compensation Discussion and Analysis section below, does not encourage inappropriate risk taking and that the Corporation has in place a strong culture, organization structure and compliance policies to manage effectively operational risk.

In addition, the Audit Committee oversees management of financial risk and our Code of Business Conduct, including monitoring conflicts of interest, and the Nominating Committee oversees the Corporation’s corporate governance, such as director independence. In performing these functions, each Committee of the Board of Directors has full access to management, as well as the ability to engage advisors. The Board is kept abreast of the Committees’ risk oversight and other activities through regular reports by the Committee Chair to the full Board of Directors.

Board Committees

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee, each composed entirely of independent directors. The current Committee membership is as follows:

Committee Memberships

Audit	Compensation	Nominating

Robert R. Grusky, Chair	Todd A. Milano, Chair	David A. Coulter, Chair
G. Thomas Waite, III	William E. Brock	Charlotte F. Beason
J. David Wargo	David A. Coulter	Robert L. Johnson

Audit Committee.  For the year ended December 31, 2010, the Audit Committee was composed of Messrs. Grusky (Chair), Waite and Wargo. The Audit Committee met six times during 2010.

The Audit Committee assists the Board in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. The Committee performs a variety of tasks, including being directly responsible for the appointment (subject to stockholder ratification), compensation and oversight of the Corporation’s independent registered public accounting firm. The Audit Committee also, among other things, reviews the Corporation’s accounting policies and reviews the Corporation’s unaudited quarterly earnings releases and periodic filings with the Securities and Exchange Commission (the “SEC”) that include financial statements, and regular reports to the Board of Directors. The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditors in carrying out its oversight responsibilities.

The Audit Committee has a written charter, which was last amended on February 9, 2010. The Corporation will provide a copy of the Audit Committee charter to any person without charge, upon request. Persons wishing to make such a request should contact Sonya G. Udler, Senior Vice President — Corporate Communications, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Audit Committee charter is available on the Corporation’s website, www.strayereducation.com.

The Board of Directors has determined that all of the members of the Audit Committee are independent, as independence is defined under the NASDAQ Listing Standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “1934 Act”). The Board of Directors has determined that each member of the Committee qualifies as an “audit committee financial expert,” as defined by SEC rules, based on his education, experience and background.

A report of the Audit Committee is included below in this proxy statement.

Compensation Committee.  For the year ended December 31, 2010, the Compensation Committee was composed of Messrs. Milano (Chair), Brock and Coulter.

The Compensation Committee is responsible for evaluating, and recommending to the full Board for approval, the compensation of the Chief Executive Officer, and other officers of the Corporation. The Compensation Committee is responsible for determining compensation policies and practices, changes in compensation and benefits for management, employee benefits and all other matters relating to employee compensation, including matters relating to stock-based compensation, subject to the approval of the Board. The Compensation Committee has the authority to retain and terminate any compensation consultant to be used by it to assist in the evaluation of director and executive compensation. During 2010, the Compensation Committee, together with the Nominating Committee, engaged and paid approximately $20,000 to Aon Consulting, Inc. to benchmark compensation for Board Members and for the CEO, COO, and CFO positions. The Compensation Committee may form and delegate any of its authority to one or more subcommittees as it deems appropriate. For a discussion of the role of our CEO in determining or recommending the amount or form of executive compensation, see “Compensation Discussion and Analysis” below. The Compensation Committee met twice during the year ended December 31, 2010.

The Compensation Committee has adopted a written charter, last amended in July 2010, a copy of which the Corporation will provide to any person without charge, upon request. Persons wishing to make such a request should contact Sonya G. Udler, Senior Vice President — Corporate Communications, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Compensation Committee charter is available on the Corporation’s website, www.strayereducation.com.

The Board has determined that all of the members of the Compensation Committee are independent, as independence is defined under the NASDAQ Listing Standards. The Board also has determined that all of the members of the Compensation Committee qualify as “non-employee” directors as defined by SEC rules and “outside directors” as defined by the Internal Revenue Code of 1986.

Nominating Committee.  For the year ended December 31, 2010, the Nominating Committee was composed of Mr. Coulter (Chair), Dr. Beason and Mr. Johnson. The Nominating Committee is responsible for establishing qualifications for potential directors, considering and recommending prospective candidates for Board membership, recommending the Board committee structure, making recommendations as to director independence, developing and monitoring the Corporation’s corporate governance principles, and recommending director compensation. The Nominating Committee met three times during the year ended December 31, 2010.

The Nominating Committee has a written charter, which was last amended in October 2010. The Nominating Committee charter will be made available to any person upon request without charge. Persons wishing to make such a request should contact Sonya G. Udler, Senior Vice President — Corporate Communications, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Nominating Committee charter is available on the Corporation’s website, www.strayereducation.com.

The Board has determined that all of the members of the Nominating Committee are independent, as independence is defined under the NASDAQ Listing Standards.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2010, Messrs. Milano, Brock and Coulter served on the Compensation Committee. No member of the Compensation Committee was, during fiscal year 2010, an officer or employee of the Corporation or was formerly an officer of the Corporation, or had any relationship requiring disclosure by the Corporation as a related party transaction under applicable SEC rules. No executive officer of the Corporation served on any board of directors or compensation committee of any other company for which any of the Corporation’s directors served as an executive officer at any time during fiscal year 2010.

Attendance at Meetings and Director Independence

The Board of Directors met six times during 2010. Each Director attended at least 75% of the meetings of the Board and the meetings of the Board Committees on which he or she served as a member in 2010. At each regularly scheduled meeting of the Board, the independent directors met in executive session. The Board’s Presiding Independent Director, currently Mr. Coulter, presides at these executive sessions. The Corporation encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. All incumbent directors attended the Corporation’s last annual meeting of stockholders held on April 27, 2010.

The Board of Directors consists of a majority of independent directors, as independence is defined under the NASDAQ Listing Standards. The Board of Directors has determined that all members of the Board of Directors, except for Mr. Silberman, are independent under these standards.

Code of Business Conduct

The Board of Directors adopted a Code of Business Conduct in February 2004, meeting the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable NASDAQ requirements. The Code of Business Conduct was last amended on July 27, 2010. The Corporation will provide to any person without charge, upon request, a copy of such Code of Business Conduct. Persons wishing to make such a request should contact Sonya G. Udler, Senior Vice President — Corporate Communications, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Code of Business Conduct is available on the corporate website, www.strayereducation.com. In the event that the Corporation makes any amendment to, or grants any waiver from, a provision of the Code of Business Conduct that applies to the Corporation’s principal executive officer, principal financial officer, principal accounting officer, controller or certain other senior officers and requires disclosure under applicable SEC rules, the Corporation intends to disclose such amendment or waiver and the reasons for the amendment or waiver on the Corporation’s website, located at www.strayereducation.com and, as required by NASDAQ, file a Current Report on Form 8-K with the SEC reporting the amendment or waiver.

Stockholder Communication with Directors

The Corporation has a process for stockholders to send communications to the Board of Directors. Any stockholder that wishes to communicate with the Board of Directors may do so by submitting correspondence in writing to the Board, in care of Viet D. Dinh, Corporate Secretary, Strayer Education, Inc., 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder. All correspondence from stockholders that (i) beneficially own more than 5% of the Corporation’s common stock or (ii) have beneficially owned more than 1% of the Corporation’s common stock for at least one year will be forwarded to the Board. Stockholder-Board communications from all other stockholders will be reviewed by the Chief Executive Officer and the Secretary of the Corporation who will forward all appropriate communications to the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

The 1934 Act requires the Corporation’s directors, executive officers and 10% stockholders to file reports of beneficial ownership of equity securities of the Corporation and to furnish copies of such reports to the Corporation. Based on a review of such reports, and upon written representations from certain reporting persons, the Corporation believes that, during the fiscal year ended December 31, 2010, all such filing requirements were met.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the ownership of the Corporation’s common stock as of March 18, 2011 (except as otherwise indicated), by each person known by management of the Corporation to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Corporation’s common stock, each of the Corporation’s directors and director nominees, its CEO and four other named executive officers and all executive officers and directors as a group. The information presented in the table is based upon the most recent filings with the SEC by those persons or upon information otherwise provided by those persons to the Corporation. The percentages reflected in the table for each beneficial owner are calculated based on the number of shares of common stock outstanding on the record date plus those common stock equivalents and exercisable options held by the applicable beneficial owner.

		Options Currently
	Common Stock	Exercisable or
	Beneficially	Exercisable		Percentage
Name of Beneficial Owner	Owned	within 60 days	Total	Owned

Stockholders:
Capital World Investors(a)	1,708,200	0	1,708,200	13.6%
Baron Capital Group, Inc.(b)	1,348,124	0	1,348,124	10.7%
Wellington Management Company, LLP(c)	917,049	0	917,049	7.3%
Select Equity Group, Inc.(d)	787,514	0	787,514	6.3%
BlackRock, Inc.(e)	726,663	0	726,663	5.8%
Delaware Management Holdings Co.(f)	720,332	0	720,332	5.7%

Directors:
Robert S. Silberman(g)	205,050	100,000	305,050	2.4%
Dr. Charlotte F. Beason	4,901	0	4,901	*
William E. Brock	3,751	0	3,751	*
John T. Casteen III	0	0	0	*
David A. Coulter	6,489	0	6,489	*
Robert R. Grusky	5,505	0	5,505	*
Robert L. Johnson	7,929	0	7,929	*
Todd A. Milano	6,611	0	6,611	*
G. Thomas Waite, III	3,901	0	3,901	*
J. David Wargo	1,451	0	1,451	*

Named Executive Officers:
Karl McDonnell(h)	50,744	0	50,744	*
Mark C. Brown(i)	16,947	0	16,947	*
Dr. Sondra F. Stallard(j)	10,711	0	10,711	*
Sonya G. Udler(k)	12,035	0	12,035	*
All Executive Officers, Directors and Director Nominees (16 persons)	359,196	100,000	459,196	3.6%

*	represents amounts less than 1%

(a)	Based on a joint Schedule 13G filed with the SEC on February 14, 2011 by Capital World Investors and American Funds Fundamental Investors. Capital World Investors is a division of Capital Research and

Management Company (“CRMC”). CRMC acts as an investment adviser to various investment companies, including American Funds Fundamental Investors. The address is: 333 South Hope Street, Los Angeles, California 90071.

(b)	Based on a joint Schedule 13G filed with the SEC on February 14, 2011 by BAMCO, Inc., Baron Capital Group, Inc., Baron Capital Management, Inc., and Ronald Baron. BAMCO and Baron Capital Management are subsidiaries of Baron Capital Group. Ronald Baron owns a controlling interest in the parent company, and serves as Chairman and CEO of the parent company, BAMCO, and Baron Capital Management. The address is: 767 Fifth Avenue, 49th Floor, New York, New York 10153.

(c)	Based on a Schedule 13G filed with the SEC on February 14, 2011 by Wellington Management Company, LLP. Wellington Management Company, LLP acts as an investment adviser for various clients with the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. The address is: 280 Congress Street, Boston, Massachusetts 02210.

(d)	Based on a Schedule 13F filed with the SEC on February 15, 2011 by Select Equity Group, Inc. The address is: 380 Lafayette St., 6th Floor, New York, New York 10003.

(e)	Based on a Schedule 13G filed with the SEC on February 8, 2011 by BlackRock, Inc. BlackRock, Inc. is classified as a security broker, dealer & flotation company. The address is: 40 East 52nd Street, New York, New York 10055.

(f)	Based on a Schedule 13G filed with the SEC on February 9, 2011 by Delaware Management Holdings Co. Delaware Management Holdings Co. is an investment adviser company with the right to receive and direct the reported shares for its entities, including Delaware Management Business Trust. The address is: 2005 Market Street, Philadelphia, Pennsylvania 19103.

(g)	Includes 183,680 restricted shares which were granted on February 10, 2009 and which vest 100% on February 10, 2019, subject to the satisfaction of certain performance criteria. Mr. Silberman has the right to vote these shares and receive cash dividends thereon during the restriction period.

(h)	Includes 45,920 restricted shares which were granted on February 10, 2009 and which vest 100% on February 10, 2014, subject to the satisfaction of certain performance criteria. Mr. McDonnell has the right to vote these shares and receive cash dividends thereon during the restriction period.

(i)	Includes 6,170 shares of restricted stock which were granted on February 12, 2008 which vest 100% on February 12, 2013. The amount also includes 1,240 restricted shares which were granted on February 10, 2009 and which vest 100% on February 10, 2012. The amount also includes 1,454 restricted shares which were granted on February 9, 2010 and which vest 100% on February 9, 2013. The amount also includes 2,269 restricted shares which were granted on February 15, 2011 and which vest 100% on February 15, 2014. Mr. Brown has the right to vote all of these shares and receive cash dividends thereon during the restriction periods.

(j)	Includes 6,185 shares of restricted stock, which were granted on February 12, 2008 and which vest 100% on September 4, 2012, subject to the satisfaction of certain performance criteria. The amount also includes 1,148 restricted shares which were granted on February 10, 2009 and which vest 100% on February 10, 2012. The amount also includes 1,260 restricted shares which were granted on February 9, 2010 and which vest 100% on February 9, 2013. The amount also includes 2,118 restricted shares which were granted on February 15, 2011 and which vest 100% on February 15, 2014. Dr. Stallard has the right to vote all of these shares and receive cash dividends thereon during the restriction periods.

(k)	Includes 918 shares of restricted stock which were granted on February 10, 2009 and which vest 100% on February 10, 2012. The amount also includes 969 restricted shares which were granted on February 9, 2010 and which vest 100% on February 9, 2013. The amount also includes 7,834 restricted shares which were granted on October 26, 2010 and which vest 100% on October 26, 2014. The amount also includes 1,664 restricted shares which were granted on February 15, 2011 and which vest 100% on February 15, 2014. Ms. Udler has the right to vote all of these shares and receive cash dividends thereon during the restriction periods.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Policies and Objectives

In accordance with the Compensation Committee charter, the Corporation employs the following general policies in determining executive compensation:

•	The Corporation believes that compensation of the Corporation’s key executives should be sufficient to attract and retain highly qualified and productive personnel, as well as to enhance productivity and encourage and reward superior performance.

•	It is the policy of the Corporation that the three primary components of the Corporation’s compensation package for officers (salary, bonus, and equity grants) be considered in the aggregate, in other words, the total compensation of our executive officers should be appropriate to their contributions, and the amount of each component should take into account the size of their total compensation package.

•	The Corporation seeks to reward achievement of specific corporate and individual performance goals by authorizing annual bonuses, some of which are paid in cash, and the rest in stock of the Corporation which is restricted for at least three years.

•	The criteria used by the Compensation Committee in deciding whether, or at what level, bonuses should be paid in any year is based, first, on assessing if the Corporation met certain performance objectives set annually by the Board, and then second, assessing individual executive’s relative contribution to meeting those objectives. These assessments are made only after the Compensation Committee receives the Corporation’s annual financial statements, audited by the Corporation’s independent auditing firm, PricewaterhouseCoopers LLP. Each year the corporate objectives used to determine bonus eligibility for executives are chosen by the Board of Directors from criteria which were approved by the stockholders of the Corporation. Criteria were approved most recently by stockholders at its annual meeting on May 3, 2006. Similar criteria are included in the Corporation’s 2011 Equity Compensation Plan discussed in Proposal 3. If Proposal 3 is approved by the stockholders at the Annual Meeting, the Compensation Committee of the Board of Directors will choose corporate objectives to determine bonus eligibility for executives from those criteria included in the Corporation’s 2011 Equity Compensation Plan, subject to compliance with new regulations from the Department of Education, which will become effective July 1, 2011.

•	The Corporation believes that smaller grants of restricted stock are generally preferable as an equity compensation vehicle and more suited to our long-term business model than larger grants of stock options with equivalent calculated value. This is so because shares of restricted stock have an intrinsic value when granted (as opposed to options) and therefore, the employee holding restricted stock shares a downside risk to such value with other owners of the Corporation’s common stock. The Board believes this more conservative approach to equity compensation also avoids the most perilous side effect of stock options, namely the incentive to take excessive risks to move the short term stock price above the exercise price of the option.

•	One of the Corporation’s guiding principles is that officers and directors think like owners. To this end, the Corporation has adopted a requirement that within three years of hiring, promotion or being appointed to the Board (or for existing officers and directors, by March 1, 2013), senior officers and members of the Board of Directors purchase shares of the Corporation in the open market, or hold vested awarded shares equal to the amounts shown in the table below.

Title	Required Share Ownership

Chief Executive Officer	10x Annual Salary
Chief Operating Officer	5x Annual Salary
Executive Vice President	3x Annual Salary
Senior Vice President	2x Annual Salary
Board of Directors	3x Annual Retainer

•	In determining compensation levels at the Corporation, the Compensation Committee compares executive compensation at the Corporation to that of ten other publicly traded companies which own education assets. These companies are: Apollo Group, Inc., Career Education Corporation, Corinthian Colleges, Inc., DeVry, Inc., Education Management Corporation, ITT Educational Services, Inc., Kaplan, Inc., Grand Canyon Education, Inc., Capella Education Company, and Bridgepoint Education. The Compensation Committee also compares executive compensation at the Corporation to similarly sized companies by revenue, market capitalization, and growth profile which are in other industries.

The Compensation Committee generally tries to set salary targets at or below the midpoint of comparable companies. However, the Compensation Committee tries to set annual cash bonus targets at or above the midpoint of comparable companies, and to set equity compensation in the upper quartile of such companies, if specific performance targets are met. If, in the Board’s judgment, the midpoint or upper quartile calculations of the comparable companies yield too high a compensation level, the Board will not match these levels, but instead make reasoned judgments to lower the Corporations’ executive compensation to levels it deems more appropriate.

Who Determines Compensation?

In accordance with the Compensation Committee charter, compensation for the Corporation’s CEO is determined by the Compensation Committee subject to approval of the Corporation’s Board of Directors (excluding the CEO, who is also a Director). In making its determination on CEO compensation, the Compensation Committee reviews a number of factors, including but not limited to:

•	The Corporation’s achievement of annual goals and objectives set by the full Board of Directors in the preceding year,

•	The long term performance of the Corporation, and

•	CEO compensation level at comparable companies.

For the other named executive officers, the Compensation Committee reviews, approves, and recommends to the full Board compensation based on:

•	Performance of the executive officers in light of relevant goals and objectives approved by the Compensation Committee and the annual goals and objectives established by the Board in the preceding year,

•	The long term performance of the Corporation,

•	Executive compensation level at comparable companies, and

•	The recommendations of the CEO.

The CEO provides recommendations for executive officer compensation (other than himself) to the Compensation Committee based on his review and analysis of each officer’s performance and contributions to the Corporation. While the Compensation Committee considers the recommendations of the CEO with respect to these elements of compensation, the Compensation Committee independently evaluates the recommendations for purposes of making its recommendations to the full Board.

The Compensation Committee meets in the beginning of each year when audited year-end financial statements are available, to consider bonuses with respect to the just completed fiscal year, consider equity awards, and determine executive officer salaries with respect to the next fiscal year. The Committee meets from time to time during the year as may be required to address compensation and equity grant issues associated with new officer hires and director appointments, as well as, if applicable, making equity grants as long-term compensation and making other determinations or recommendations with respect to employee benefit plans and related matters.

The Board used the foregoing compensation policies and objectives to determine compensation for 2010. The Corporation is reviewing its compensation policies and objectives in light of new regulations from the Department of Education, which will become effective July 1, 2011.

Identification and Analysis of 2010 Compensation Programs

During 2010, the Corporation’s executive compensation program included salary, cash bonus and long-term compensation in the form of restricted stock awarded under the Corporation’s 1996 Stock Option Plan.

•	Salary — Salaries for executives other than the CEO are reviewed, approved, and recommended to the full Board annually by the Compensation Committee upon recommendation of the CEO. The CEO’s salary is specified in his employment agreement (see the “Employment Agreements with Mr. Silberman” and “Potential Payments upon Termination or Change in Control” sections below), and is annually reviewed and approved by the Compensation Committee and the full Board of Directors.

•	Cash Bonus — Cash bonuses for 2010 were awarded to our named executives and other corporate officers by our Board of Directors upon the recommendation of the Compensation Committee of the Board. In determining whether to recommend such cash bonuses, the Compensation Committee first determines whether the Corporation has achieved its annual corporate objectives for the year.

As befits a Corporation whose main operating asset is a 120 year old University holding the highest possible academic accreditation, these annual corporate objectives include a number of academic measures such as improvements in student learning outcomes, student retention and continuation rates, advances in faculty hiring and qualifications, development of new academic programs, advances in online education, and increased academic rigor. The annual corporate objectives also include non-financial operational targets such as opening new campuses, securing regulatory approval to operate in new states, securing new corporate and institutional alliance partners and entering into additional academic articulation agreements with other universities and community colleges. Finally, these annual corporate objectives include financial measures, such as, revenue, operating margin, operating income, net income, EPS, return on invested capital, and return of capital to owners through dividends and share repurchases. Of course, even if the Corporation achieves all of its academic, operational, and financial objectives in a given year, in the event of any breach in regulatory, legal, or ethical business standards, the Compensation Committee would eliminate the payment of cash bonuses for that year.

The Board does not consider movements of the stock price of the Corporation during the year in determining annual compensation. The Board strongly feels that management’s responsibility is to create an enduring increase in the intrinsic value of the Corporation. By achieving its annual corporate objectives, the Board feels management will necessarily increase the intrinsic value of the Corporation, and generate sustainable long term increases in stockholders’ value. Each year the Board selects those annual corporate objectives from among criteria which were approved by the stockholders of the Corporation, most recently at its annual meeting on May 3, 2006. Similar criteria are included in the Corporation’s 2011 Equity Compensation Plan discussed in Proposal 3. If Proposal 3 is approved by stockholders at the Annual Meeting, the Compensation Committee of the Board of Directors is likely to choose corporate objectives to determine bonus eligibility for executives from those criteria included in the Corporation’s 2011 Equity Compensation Plan. While the Board believes that each of the various annual corporate objectives is relevant to the determination of executive compensation, the achievement of any one annual corporate objective would not, in and of itself, result in a specific bonus amount being paid to our named executive officers. The Corporation believes the achievement of these goals is realistic but not certain.

The target cash bonus for Senior Vice Presidents and above is 75% of salary, and for Vice Presidents, 40% of salary. Only corporate officers are eligible for cash bonuses. See “Summary Compensation” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-based Awards Table” for more information regarding bonuses awarded for 2010.

•	Equity-based Compensation Programs — As discussed above, the Corporation believes it should, subject to the achievement of certain academic, operational, financial, and individual objectives, make annual equity grants in order to retain, motivate, and align the interests of those key executive officers with stockholders. The Corporation believes that its equity is dear. In order to both minimize stockholder dilution, and more importantly, to better align management incentives with stockholder interests and the Corporation’s business strategy, we believe that restricted stock is an equity compensation vehicle more appropriate to our business model than stock options.

Stock option grants create monetary value only by upward movement in the underlying stock price. The recipient is faced with a binary set of outcomes. Either the stock price increases over the grant price during the term of the grant, in which case value is created, or it does not. The recipient is faced with no risk of loss of capital if the value of the business declines during the term. Put another way, in the case of a stock option grant, the recipient is given something which, on the date of the grant has no intrinsic value. No matter what the executive does, the value of the grant can only go up, it cannot go down.

With a restricted stock grant the recipient is given something which, on the date of the grant, has tangible, measurable value. The executive’s activities, as translated into the performance of the business, can cause that value to go up, or more importantly, down. This sharing of downsize risk with owners is, we believe, an important component of an equity compensation plan.

We are focused on the patient, deliberate employment of our stockholder’s financial capital, and our managers’ intellectual capital, to build a first class regionally accredited university for working adults. We believe this strategy will create the highest long term cash return on our stockholder’s investment, including periodic returns of capital in the form of dividends. Since, however, this strategy may not lend itself to the short term, binary stock price value creation model inherent in option grants, we believe more modest restricted stock grants will better align management’s incentives with the Corporation’s strategy, at lower long term cost to our stockholders.

Equity awards are generally issued on the date of the February Board of Directors meeting each year, by which time the financial results for the preceding year have been finalized. For all stock-based grants, the closing price of the Corporation’s common stock on the date of issue is used as the grant price. With the exception of the Chief Executive Officer and the Chief Operating Officer, all corporate officers participate in the Corporation’s annual equity award program. The equity awarded under this program has a three year cliff vest, and carries with it dividends and voting rights. However, should a holder leave the Corporation before the equity vests, the program requires any dividends which had been paid on the equity would be forfeited back to the Corporation. The Corporation believes this enhances the retention value of the restricted equity awards.

Under this program, the target equity grant value for Senior Vice Presidents and above is 100% of salary, and for Vice Presidents, 75% of salary. Equity awards under this program are only made after the Compensation Committee and full Board of Directors have completed their analysis of both corporate and individual performance described in the previous section on cash bonuses. In February 2006, the Corporation’s Board of Directors determined that grants of equity for executive compensation on an annual basis should not exceed 0.5% of total shares outstanding, assuming no share repurchases.

The Chief Executive Officer and Chief Operating Officer of the Corporation do not participate in this annual equity award program because the Board of Directors believes any equity awards granted to officers of their responsibility should contain both specific performance triggers and a longer vesting period. Occasionally the Corporation believes it should make special grants of equity to officers who do participate in the annual equity awards program (i.e. not the Chief Executive Officer or Chief Operating Officer), either upon initial hire, or to recognize a significant contribution or promotion. These special grants also have either specific performance triggers and/or longer vesting periods. See “Summary Compensation” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-based Awards Table” for more information regarding equity-based awards to the CEO, COO, and other named executive officers.

Given our growth prospects, profitability, cash generation and returns on invested capital we view our equity as very valuable and are reluctant to issue it. This means that we only grant restricted stock (or previously options) to employees and directors as compensation when we believe we are getting fair value (in terms of their service) in return.

•	Perquisites and Other Personal Benefits — The Corporation does not offer any perquisites. The Corporation does reimburse relocation expenses including tax gross-ups, when applicable. This benefit is offered to any officer hired from a different location to encourage prospective executives to relocate.

•	Employment Agreements with Mr. Silberman — Robert S. Silberman, the Corporation’s Chairman and Chief Executive Officer, has an employment agreement with the Corporation which had an initial term of approximately three years (ending on December 31, 2004), and thereafter, automatically extends for successive one-year periods unless either the Corporation or Mr. Silberman provides timely notice to the contrary. Mr. Silberman’s employment agreement currently provides for a base salary of $665,000 per annum (subject to annual increases for at least cost of living adjustments). Mr. Silberman is also eligible to receive a target award of at least 75% of base salary, in the form of a bonus for each of the fiscal years during which he is employed, upon meeting certain individual, corporate and financial goals annually approved by the Board. In the event of termination without cause, the employment contract also provides for the payment of three years base salary, three years of medical benefits and, if such termination is in connection with a change of control, an amount equal to three times the latest annual bonus award made to him under the agreement prior to the event of termination without cause. In addition, Mr. Silberman is entitled to a gross-up payment for any excise taxes which may be imposed on termination payments. Mr. Silberman is the only named executive officer who has an employment agreement.

•	Retirement and Deferred Compensation Plans — The Corporation maintains a retirement plan (the “401(k) Plan”) intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan is a defined contribution plan that covers all full-time employees of the Corporation of at least 21 years of age. Effective January 1, 2011, employees may contribute up to $16,500 of their annual wages (subject to an annual limit prescribed by the Internal Revenue Code) as pretax, salary deferral contributions. The Corporation, in its discretion, matches employee contributions up to a maximum authorized amount under the plan. In 2010, the Corporation matched 100% of employee deferrals up to a maximum of 3% of the employee’s annual salary and matched an additional 50% of employee contributions for deferrals between 3% and 5% of annual salary. The Corporation offers this plan to enable and encourage its employees to save for their retirement in a tax advantageous way. The Corporation also maintains an Employee Stock Purchase Plan (the “Employee Purchase Plan”). The purpose of the Employee Purchase Plan is to enable eligible full-time employees of the Corporation, through payroll deductions, to purchase shares of its common stock at a 10% discount from the prevailing market price from time to time. The Corporation offers this plan to encourage stock ownership by its employees.

Impact of Tax and Accounting Treatment

Under Section 162(m) of the Internal Revenue Code of 1986, as amended and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the three other highest compensated executive officers (other than the chief financial officer). Under those provisions, however, there is no limitation on the deductibility of “qualified performance-based compensation.” In general, the Corporation’s policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determination as to the most appropriate methods and approaches for the design and delivery of compensation to the Corporation’s executive officers.

Summary Compensation

The following table sets forth all compensation awarded to the Corporation’s named executive officers for the fiscal years ended December 31, 2008, 2009, and 2010.

Summary Compensation Table(a)

						All Other
	Year	Salary	Bonus	Stock Awards(b)		Compensation(c)	Total

Robert S. Silberman	2010	$665,000	$875,000	$—		$9,800	$1,549,800
Chairman & CEO	2009	$665,000	$815,000	$40,000,000	(d)	$9,800	$41,489,800
	2008	$665,000	$495,000	$—		$484,200	$1,644,200
Karl McDonnell	2010	$420,000	$600,000	$—		$9,800	$1,029,800
President & COO	2009	$330,000	$500,000	$10,000,000	(e)	$9,800	$10,839,800
	2008	$300,000	$360,000	$300,000		$9,000	$969,000
Mark C. Brown	2010	$300,000	$350,000	$300,000		$9,800	$959,800
Executive VP & CFO	2009	$265,000	$313,000	$270,000		$9,800	$857,800
	2008	$250,000	$250,000	$1,240,000	(f)	$32,750	$1,772,750
Dr. Sondra F. Stallard	2010	$280,000	$250,000	$260,000		$9,800	$799,800
President, Strayer	2009	$260,000	$215,000	$250,000		$9,800	$734,800
University	2008	$240,000	$200,000	$1,003,000	(g)	$6,923	$1,449,923
Sonya G. Udler	2010	$220,000	$235,000	$1,200,000	(h)	$8,785	$1,663,785
SVP, Corporate	2009	$196,000	$200,000	$200,000		$5,711	$601,711
Communications	2008	$176,218	$140,000	$150,000		$7,049	$473,267

(a)	The Corporation does not have a non-equity incentive plan, a pension plan or a non-qualified deferred compensation plan and, therefore, the columns related to these plans are excluded from the table.

(b)	The amounts shown in the “Stock Awards” column above reflect the grant date fair value of each award computed in accordance with FASB ASC Topic 718. Unless otherwise noted, these stock awards vest 100% three years after grant date. The value of the Corporation’s dividends is assumed to be included in the grant date fair value of each stock award.

(c)	See the Supplemental All Other Compensation Table below for additional detail.

(d)	This award of restricted stock vests 100% on February 10, 2019, ten years from the date of grant, subject to the satisfaction of certain performance criteria.

(e)	This award of restricted stock vests 100% on February 10, 2014, five years from the date of grant, subject to the satisfaction of certain performance criteria.

(f)	Of this amount, $1,000,000 relates to an award of restricted stock which vests 100% on February 12, 2013, five years after the date of grant.

(g)	This award of restricted stock vests 100% on September 4, 2012, four and one-half years after the date of grant, subject to the satisfaction of certain performance criteria.

(h)	Of this amount, $1,000,000 relates to an award of restricted stock which vests 100% on October 26, 2014, four years after the date of grant.

In 2010, All Other Compensation is comprised of the Corporation’s match of contributions to a 401(k) plan. The table below sets forth this information by named executive officer for the fiscal years ended December 31, 2008, 2009, and 2010.

Supplemental All Other Compensation Table

		Corporation’s		Total All Other
	Year	401(k) Match	Other(a)	Compensation

Robert S. Silberman	2010	$9,800	$—	$9,800
Chairman & CEO	2009	$9,800	$—	$9,800
	2008	$9,200	$475,000	$484,200

Karl McDonnell	2010	$9,800	$—	$9,800
President & COO	2009	$9,800	$—	$9,800
	2008	$9,000	$—	$9,000

Mark C. Brown	2010	$9,800	$—	$9,800
Executive VP & CFO	2009	$9,800	$—	$9,800
	2008	$9,000	$23,750	$32,750

Dr. Sondra F. Stallard	2010	$9,800	$—	$9,800
President, Strayer University	2009	$9,800	$—	$9,800
	2008	$6,923	$—	$6,923

Sonya G. Udler	2010	$8,785	$—	$8,785
SVP, Corporate Communications	2009	$5,711	$—	$5,711
	2008	$7,049	$—	$7,049

(a)	In February 2006, the Corporation’s Board of Directors approved cash payments to the holders of vested stock options in an amount equivalent to the Corporation’s common stock dividends. These cash payments were remitted on the same dates as the Corporation’s dividends and are shown in the “Other” column. In 2009, after consulting with the Corporation’s 20 largest stockholders, the Board discontinued this form of compensation.

Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards to the Corporation’s named executive officers for the fiscal year ended December 31, 2010.

Grants of Plan-Based Awards Table(a),(b)

		All Stock
		Awards:
		Number of		Grant Date
		Shares of		Fair Value
		Stock or		of Stock
	Grant	Units		Awards	Vesting
Name	Date	(#)		($)	Date

Robert S. Silberman,	n/a	—		—	n/a
Chairman & CEO

Karl McDonnell,	n/a	—		—	n/a
President & COO

Mark C. Brown,	2/09/10	1,454	(c)	300,000	2/09/13
Executive VP & CFO

Dr. Sondra F. Stallard,	2/09/10	1,260	(c)	260,000	2/09/13
President, Strayer University

Sonya G. Udler,	2/09/10	969	(c)	200,000	2/09/13
SVP, Corporate Communications	10/26/10	7,834	(d)	1,000,000	10/26/14

(a)	The Corporation did not grant any stock options in 2010 and, therefore, the columns related to stock option grants are excluded from the table.

(b)	On February 15, 2011, Mr. Brown, Dr. Stallard and Ms. Udler were granted 2,269 shares, 2,118 shares, and 1,664 shares of restricted stock, respectively, which are not reflected in the table above. These awards of restricted stock vest 100% on February 15, 2014. The Corporation’s closing price of common stock was $132.23 on the date of these awards.

(c)	These awards of restricted stock vest 100% on February 9, 2013. The Corporation’s closing price of common stock was $206.39 on the date of these awards.

(d)	This award of restricted stock vests 100% on October 26, 2014. The Corporation’s closing price of common stock was $127.65 on the date of this award.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-based Awards Table

In setting compensation levels for the named executive officers in 2010 the Board of Directors considered the total value of all three components of executive compensation: salary and benefits, cash bonuses, and equity grants. Salary levels for the named executive officers in 2010 were set by the Board at a rate designed to be competitive, but at or below the midpoint of a group of peer companies. Salary levels were designed by the Board to comprise less than half of the targeted total compensation for the named executive officers if the Corporation achieved its objectives for 2010.

In determining the amount of cash bonus awards paid to the named executive officers for 2010, the Compensation Committee reviewed the Corporation’s performance against the objectives for 2010 adopted by the full Board of Directors in October of 2009. The Compensation Committee determined that the Corporation met or exceeded each of those corporate objectives. Specifically, the Compensation Committee noted the superior performance of the Corporation’s main operating asset, Strayer University, in areas such as faculty hiring and development, student learning outcomes, student retention rates, student graduation rates, and the development of new academic programs. The Compensation Committee also noted the University’s successful opening of 13 new campuses (including eight in four new states), its approval to operate in four additional new states, and its entering into numerous institutional alliances and articulation agreements with community colleges. Finally, the Compensation Committee noted the Corporation’s 24% growth in revenue, 25% growth in operating income, 25% growth in net income, 28% growth in EPS, and achievement of an operating margin of 33.9%, and a return on invested capital of 72%. It also noted the Corporation’s disciplined capital allocation, including the repurchase of approximately 687,000 shares at an average price of $168.00 per share.

As provided in the summary compensation table, actual cash bonuses awarded to the named executive officers for 2010 ranged from 89% to 143% of base salary with differences in relative amounts resulting from the Board of Directors’ view of individual named executives officer’s relative contribution to the success of the Corporation in 2010. With regard to equity grants, the Board took into account the length of the vesting period, and the difficulty of attainment of any performance criteria. Specifically, the longer the vesting period and the more stringent the performance criteria, the larger the grant date value of the equity award.

In 2010, our Chief Executive Officer, Mr. Robert Silberman, declined an increase in salary. In determining his cash bonus for 2010, the Compensation Committee noted Mr. Silberman’s leadership of the Corporation in achieving all of its corporate objectives for 2010, as detailed above. The Compensation Committee also noted Mr. Silberman’s success in assembling a leadership team and culture which combines the best aspects of a first rate University and an acknowledged highly successful public Corporation. The Compensation Committee determined that Mr. Silberman’s performance should be recognized with a cash bonus equal to 132% of his base salary. Mr. Silberman does not participate in the Corporation’s annual equity plan.

In 2010, the salary of our President and Chief Operating Officer, Karl McDonnell, was increased by 27% to $420,000. In determining his salary and cash bonus for 2010, the Compensation Committee considered the recommendation of the CEO, the COO compensation level at comparable companies, and noted Mr. McDonnell’s significant contribution to the achievement of the Corporation’s objectives in 2010 as noted above. The Compensation Committee determined that Mr. McDonnell’s performance should be recognized with a cash bonus equal to 143% of his base salary. Since 2009, Mr. McDonnell no longer participates in the Corporation’s annual equity plan.

The salary, cash bonuses, and annual restricted stock bonuses for 2010 for our other three named executive officers all were based on achievement of our corporate goals and their relative contributions. In 2010, Sonya Udler, our Senior Vice President, Corporate Communications, and two other executives (who are not named executive officers) were awarded by the Board grants of approximately 7,834 shares of restricted stock each in addition to their annual share grants. These special grants each had a grant date fair value of $1.0 million, four year cliff vests, but no performance criteria. They were based on superior performance in 2010, and the Board’s desire to retain these important senior officers.

Outstanding Equity Awards at Fiscal Year-End

The following tables set forth outstanding option and stock awards of the Corporation’s named executive officers as of December 31, 2010.

Outstanding Option Awards Table

	Number of	Number of
	Securities	Securities					Market
	Underlying	Underlying					Value of
	Unexercised	Unexercised		Option	Option		Stock
	Options	Options	Option	Exercise	Full	Option	Options at
	(#)	(#)	Grant	Price	Vesting	Expiration	12/31/10
Name	Exercisable	Unexercisable	Date	($)	Date	Date	($)(a)

Robert S. Silberman,	100,000	—	2/15/05	$107.28	2/15/09	2/14/13	4,494,000
Chairman & CEO

Karl McDonnell,	—	—	—	—	—	—	—
President & COO

Mark C. Brown,	—	—	—	—	—	—	—
Executive VP & CFO

Dr. Sondra F. Stallard,	—	—	—	—	—	—	—
President, Strayer University

Sonya G. Udler	—	—	—	—	—	—	—
SVP, Corporate Communications

(a)	Market value of stock options at December 31, 2010 is estimated by taking the difference between the Corporation’s closing stock price of $152.22 on December 31, 2010 and the Option Exercise Price, multiplied by the number of options.

Outstanding Stock Awards Table

				Market Value of
				Shares of Stock at
		Number of Shares or		12/31/10
	Restricted	Units of Stock That		That Have
	Stock	Have Not Vested		Not Vested	Restricted Stock
Name	Award Data	(#)		($)	Vesting Data

Robert S. Silberman,	2/10/09	183,680	(a)	27,959,770	2/10/19
Chairman & CEO

Karl McDonnell,	2/12/08	1,851	(b)	281,759	2/12/11
President & COO	2/10/09	45,920	(c)	6,989,942	2/10/14

Mark C. Brown,	2/12/08	1,481	(b)	225,438	2/12/11
Executive VP & CFO	2/12/08	6,170	(d)	939,197	2/12/13
	2/10/09	1,240	(f)	188,753	2/10/12
	2/09/10	1,454	(g)	221,328	2/09/13

Dr. Sondra F. Stallard,	2/12/08	6,185	(e)	941,481	9/04/12
President, Strayer	2/10/09	1,148	(f)	174,749	2/10/12
University	2/09/10	1,260	(g)	191,797	2/09/13

Sonya G. Udler	2/12/08	926	(b)	140,956	2/12/11
SVP, Corporate	2/10/09	918	(f)	139,738	2/10/12
Communications	2/09/10	969	(g)	147,501	2/09/13
	10/26/10	7,834	(h)	1,192,491	10/26/14

(a)	This award of restricted stock vests 100% on February 10, 2019, subject to the satisfaction of certain performance criteria. The Corporation’s closing price of common stock was $217.77 on the date of these awards.

(b)	These awards of restricted stock vest 100% on February 12, 2011. The Corporation’s closing price of common stock was $162.10 on the date of these awards.

(c)	This award of restricted stock vests 100% on February 10, 2014, subject to the satisfaction of certain performance criteria. The Corporation’s closing price of common stock was $217.77 on the date of these awards.

(d)	This award of restricted stock vests 100% on February 12, 2013. The Corporation’s closing price of common stock was $162.10 on the date of these awards.

(e)	This award of restricted stock vests 100% on September 4, 2012, subject to the satisfaction of certain performance criteria. The Corporation’s closing price of common stock was $162.10 on the date of these awards.

(f)	These awards of restricted stock vest 100% on February 10, 2012. The Corporation’s closing price of common stock was $217.77 on the date of these awards.

(g)	These awards of restricted stock vest 100% on February 9, 2013. The Corporation’s closing price of common stock was $206.39 on the date of these awards.

(h)	This award of restricted stock vests 100% on October 26, 2014. The Corporation’s closing price of common stock was $127.65 on the date of these awards.

Option Exercises and Stock Vested

The following table sets forth the value and share amounts realized during the fiscal year ended December 31, 2010 upon the exercise of stock options and vesting of stock awards for the Corporation’s named executive officers.

Option Exercises and Stock Vested Table

	Options Exercised		Restricted Stock Vested
	Number of Shares		Number of
	Acquired on	Value Realized on	Shares Acquired	Value Realized
	Exercise	Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Robert S. Silberman,	—	—	—	—
Chairman & CEO

Karl McDonnell,	—	—	21,248	4,967,373
President & COO

Mark C. Brown,	—	—	3,518	725,623
Executive VP & CFO

Dr. Sondra F. Stallard,	—	—	—	—
President, Strayer University

Sonya G. Udler	—	—	1,144	235,961
SVP, Corporate Communications

Potential Payments upon Termination or Change in Control

Mr. Silberman is the only named executive officer with an employment contract. In the event that Mr. Silberman is terminated by the Corporation without cause, he is entitled to receive a lump sum payment of three years’ salary, which is currently equal to $2.0 million. If such termination is in connection with a change of control, Mr. Silberman is entitled to receive a lump sum payment of an additional amount equal to three times his latest bonus award of $875,000 for a total payout of $4.6 million. (A change of control is defined in the contract as acquisition of more than 50% of the voting stock of the Corporation, completion of a merger or other business combination resulting in a change in control of more than 50% of the voting stock of the Corporation, election of a substantially different Board of Directors or approval by stockholders of a complete liquidation or dissolution of the Corporation.) In addition, Mr. Silberman is entitled to three years of medical benefits (estimated cost of $45,000) and to a gross-up payment for any excise taxes which may be imposed on termination payments. No excise taxes would have been imposed had there been a termination or change of control at December 31, 2010. The agreement also contains covenants restricting Mr. Silberman from competing with the Corporation for three years after his termination of employment and requires Mr. Silberman to keep confidential the Corporation’s proprietary information.

For all named executive officers, stock options and restricted stock awards vest immediately upon the occurrence of a change in control of the Corporation as defined in their respective stock option or restricted stock agreements. Change of control is defined in substantially the same way as in Mr. Silberman’s contract. The valuation of the acceleration that would have been made for stock-based awards had there been a change in control at the closing price of $152.22 of the Corporation’s common stock at December 31, 2010 is set forth below.

Value Realized
Upon Vesting Due
to Change of Control
($)

Robert S. Silberman	32,454,000
Karl McDonnell	7,272,000
Mark C. Brown	1,575,000
Dr. Sondra F. Stallard	1,308,000
Sonya G. Udler	1,621,000

Set forth in the table below is information pertaining to securities authorized for issuance under the Corporation’s equity compensation plans as of December 31, 2010. There are options but no warrants or other rights existing under these plans.

Equity Compensation Plan Information
as of December 31, 2010

Number of
securities
remaining available
	Number of		for future issuance
	securities to be		under equity
	issued upon	Weighted average	compensation plans
	exercise of	exercise price	(excluding
	outstanding	of outstanding	securities
	options, warrants	options, warrants	reflected in
Plan Category	and rights	and rights	column(a))
	(a)	(b)	(c)

1. Equity compensation plans previously approved by security holders
A. 1996 Stock Option Plan as amended at the May 2001, the May 2005, and the May 2006 annual stockholders’ meetings	100,000	$107.28	121,019
2. Equity compensation plans not previously approved by security holders	—	—	—

Total	100,000	$107.28	121,019

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Strayer Education, Inc. Board of Directors is composed of three directors — Messrs. Milano (Chair), Brock and Coulter. Between February 10, 2010, the date of the last Compensation Committee Report, and February 14, 2011, the Compensation Committee met twice.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section and, based on the review and discussion, the Committee recommended to the Board to include this information in the Corporation’s Annual Report on Form 10-K and proxy statement.

Compensation Committee:

Todd A. Milano, Chair
William E. Brock
David A. Coulter

Dated: February 14, 2011

AUDIT COMMITTEE REPORT

The Audit Committee of the Strayer Education, Inc. (the “Corporation”) Board of Directors is composed of three directors, all of whom are independent, as independence is defined under the NASDAQ Listing Standards and Rule 10A-3(b)(1) of the 1934 Act. For the year ended December 31, 2010, the Audit Committee was composed of Messrs. Grusky (Chair), Waite and Wargo. The Audit Committee operates under a written charter first adopted in 2001, which is currently reviewed annually and which has periodically been subsequently revised by the Committee to reflect regulatory developments. The Audit Committee Charter was last amended on February 9, 2010. The Corporation will provide a copy of the charter to any person without charge, upon request. Persons wishing to make such a request should contact Sonya G. Udler, Senior Vice President — Corporate Communications, 2303 Dulles Station Blvd., Herndon, Virginia 20171, (703) 561-1600. In addition, the Audit Committee charter is available on the Corporation’s website, www.strayereducation.com.

Under the Audit Committee Charter and the Audit Committee’s current policies, the Audit Committee’s purposes are to:

1. Assist the Board of Directors in fulfilling its responsibility for:

i.	the integrity of the Corporation’s financial statements;

ii.	the Corporation’s compliance with legal and regulatory requirements;

iii.	the independent auditors’ qualifications and independence; and

iv.	the performance of the independent auditors and the Corporation’s internal audit function.

2.	Oversee the audits of the Corporation’s financial statements and its accounting, financial reporting and internal control processes.

3.	Prepare this report required to be prepared by the Audit Committee pursuant to the rules of the SEC for inclusion in the Corporation’s annual proxy statement.

The Audit Committee shall have the direct authority and responsibility to appoint (subject to stockholder ratification), compensate, retain, and oversee the independent auditors.

The function of the Audit Committee is oversight. The management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations.

The independent auditors are responsible for planning and carrying out a proper audit of the Corporation’s annual financial statements, reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

In connection with this responsibility, during 2010 the Audit Committee met and held discussions with management six times and together with the independent registered public accounting firm four times. The Audit Committee reviewed and discussed the audited financial statements with management. At least quarterly, as a matter of practice, the Audit Committee, in addition to the agenda with all present, meets separately with each of management, internal audit, PricewaterhouseCoopers LLP, and in executive session of itself. Management represented to the Audit Committee that the Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and, independently with PricewaterhouseCoopers LLP. The Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees).

During the year 2010, management conducted the documentation, testing and evaluation of the Corporation’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and PricewaterhouseCoopers LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Corporation’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm (included in the Corporation’s Annual Report on Form 10-K). This report of PricewaterhouseCoopers LLP related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Corporation’s efforts related to its internal control over financial reporting.

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning the independence of PricewaterhouseCoopers LLP and has discussed with PricewaterhouseCoopers LLP its independence. PricewaterhouseCoopers LLP advised the Committee that there were no disagreements with management regarding the preparation of the Corporation’s financial statements or the conduct of the annual audit.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year 2010 be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC, and that PricewaterhouseCoopers LLP be retained as the Corporation’s independent registered public accounting firm for the fiscal year 2011.

Audit Committee:

Robert R. Grusky, Chair
G. Thomas Waite, III
J. David Wargo

Dated: February 14, 2011

Certain Transactions with Related Parties

The Corporation had no transactions with related parties during the fiscal year ended December 31, 2010. The Corporation prohibits conflict of interest activities by any Director or Officer unless specifically approved in advance and in writing by the General Counsel, CEO, and Audit Committee of the Board of Directors after full disclosure of all aspects of the activity. A conflict of interest is defined generally to include situations where a person (i) has a private interest that materially conflicts or interferes with the interests of the Corporation, (ii) has a material personal interest that will impair the person’s ability to perform his or her work objectively and effectively, or (iii) derives a material personal benefit as a result of the person performing services for the Corporation. Among the other circumstances that may be considered conflicts of interest, any engagement in a personal business transaction involving the Corporation for profit or gain will be considered a conflict of interest requiring advance approval under the Code of Business Conduct.

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee and the Board of Directors have appointed the independent registered public accounting firm of PricewaterhouseCoopers LLP to serve as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2011. PricewaterhouseCoopers LLP has acted as the Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2010. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions. Although stockholder ratification of the appointment of auditors is no longer required as a technical matter, the appointment of PricewaterhouseCoopers LLP is being submitted for ratification as a matter of good corporate practice in order that the Audit Committee may take into consideration the views of stockholders on this matter. The ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends a vote for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Principal Accounting Fees and Services

Set forth below are the services rendered and related fees billed by PricewaterhouseCoopers LLP for 2009 and 2010:

	2009	2010

Audit Fees
Recurring:
Consolidated financial statements audit	$411,000	$432,000
Non-recurring:
Information systems	—	30,000
Tax Fees
Preparation of corporate tax returns	81,878	83,805
Other tax compliance/tax advice	21,096	69,148
All Other Fees
License fee for accounting database	2,400	2,700

	$516,374	$617,653

It is the Audit Committee’s policy to pre-approve all audit and non-audit related services provided by the Corporation’s independent registered public accounting firm. All of the services described above were pre-approved by the Corporation’s Audit Committee.

PROPOSAL 3

Approval of the Corporation’s 2011 Equity Compensation Plan

Overview

Our Board of Directors approved the Strayer Education, Inc. 2011 Equity Compensation Plan (the “2011 Plan”) on February 15, 2011, subject to approval from our stockholders. We are asking our stockholders to approve our 2011 Plan as we believe that approval of the 2011 Plan is essential to our continued success. The purpose of the 2011 Plan is to provide eligible persons with an incentive to contribute to the success of the Corporation and to manage the Corporation’s business in a manner that will provide for the Corporation’s long-term growth and profitability to benefit its stockholders and other important stakeholders, including its employees and customers, and to provide a means of obtaining, rewarding and retaining key personnel, all in compliance with applicable law.

If our stockholders approve the 2011 Plan, the number of shares of our common stock reserved for issuance under the 2011 Plan will be 300,000 authorized but unissued shares, plus the number of any shares available for grant under our 1996 Stock Option Plan, as amended (the “1996 Plan”) at the time of stockholder approval of the 2011 Plan or which become available under the 1996 Plan due to forfeitures of outstanding awards. The 2011 Plan provides that following stockholder approval of the 2011 Plan we can no longer make grants under the 1996 Plan. There are presently approximately 55,000 shares available for grants under the 1996 Plan, which effectively would be moved over from the 1996 Plan to the 2011 Plan (reduced by any amount granted under the 1996 Plan before stockholder approval of the 2011 Plan makes us unable to make grants under the 1996 Plan).

On the record date, March 18, 2011, the closing price of our common stock was $130.43 per share, and there were seven executive officers, eight non-employee directors and approximately 60 employees of the Corporation and its subsidiaries who were eligible to participate in the 2011 Plan. There are currently no participants in the 2011 Plan. Because participation and the types of awards under the 2011 Plan are subject to the discretion of the Compensation Committee, the benefits or amounts that will be received by any participant or groups of participants if the 2011 Plan is approved are not currently determinable.

Description of the 2011 Plan

The following is a summary of the principal features of the 2011 Plan. This summary is qualified in its entirety by the more detailed terms and conditions of the 2011 Plan, a copy of which is attached as Exhibit A to this proxy statement. We intend to file a registration statement under the Securities Act of 1933, as amended, to register the shares to be issued pursuant to the 2011 Plan promptly following stockholder approval of the 2011 Plan.

Administration

The 2011 Plan will be administered by the Compensation Committee of the Board of Directors. Subject to the terms of the 2011 Plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the 2011 Plan. Except as the Board may otherwise determine, the Committee appointed by the Board to administer the 2011 Plan will consist of two or more directors of the Corporation who: (a) are not officers or employees of the Corporation, (b) qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, (c) meet such other requirements as may be established from time to time by the SEC for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and (d) comply with the independence requirements of the stock exchange on which the our common stock is listed. Members of the Compensation Committee serve at the pleasure of the Board of Directors. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Corporation who may also be officers or employees of the Corporation, to administer the 2011 Plan with respect to employees or other service providers who are not executive officers or directors of the Corporation.

Share Usage

Shares of our common stock that are subject to awards will be counted against the 2011 Plan share limit as one share for every one share subject to the award of options. The number of shares subject to any stock appreciation rights (“SARs”) awarded under the 2011 Plan will be counted against the aggregate number of shares available for issuance under the 2011 Plan regardless of the number of shares actually issued to settle the SAR upon exercise.

Eligibility

Awards may be made to employees, officers or directors of the Corporation or any of our affiliates, or a consultant or adviser (in each case who is a natural person) then providing services to the Corporation or any of our affiliates.

Amendment or Termination of the 2011 Plan

The Board of Directors may terminate, suspend or amend the 2011 Plan at any time and for any reason as to any shares as to which awards have not been made. The 2011 Plan will terminate in any event ten years after the effective date of the 2011 Plan, which would be April 26, 2011 if the 2011 Plan is adopted at the Annual Meeting. Amendments will be submitted for stockholder approval to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. In addition, no amendment may be made to the no-repricing provisions described below without the approval of the Corporation’s stockholders.

No-Repricing

Except in connection with certain corporate transactions, no amendment or modification may be made to an outstanding stock option or SAR, including by replacement with another award type, that would be treated as a repricing under applicable stock exchange rules or would replace stock options or SARs with cash, in each case without the approval of the stockholders (although appropriate adjustments may be made to outstanding stock options and SARs to achieve compliance with applicable law, including the Internal Revenue Code).

Options

While our view is that restricted stock is a preferable form of equity compensation, this 2011 Plan permits the granting of stock options intended to qualify as incentive stock options under the Internal Revenue Code and also stock options that do not qualify as incentive stock options.

The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant date. The fair market value is generally determined as the closing price of the common stock on the grant date or other determination date. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for options that the Corporation grants in substitution for options held by employees of companies that the Corporation acquires. In such a case the exercise price would be adjusted to preserve the economic value of the employee’s stock option from the former employer.

The term of each stock option is fixed by the Compensation Committee and may not exceed 10 years from the date of grant (five years if the optionee is a 10% stockholder and the option is intended to be an incentive stock option). The Compensation Committee determines at what times each option may be exercised and any period after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the Compensation Committee.

In general, an optionee may pay the exercise price of an option by cash or cash equivalents, or, if the option agreement so provides, by tendering shares of our common stock with a fair market value equal to the option exercise price, by means of a broker-assisted cashless exercise or any combination. An award agreement may provide for other methods as well.

Other Awards

Under the 2011 Plan, the following types of awards may also be made:

SARs.  A SAR is an award that gives the holder the right to receive, upon exercise thereof, the excess of (a) the fair market value of one share of our common stock on the date of exercise over (b) the SAR exercise price on the grant date. The SAR exercise price must be at least equal to the fair market value of a share of our common stock on the date of grant, as determined in accordance with the 2011 Plan.

Restricted Stock.  Restricted stock is an award of shares of our common stock, which may be granted for no consideration (other than the par value of the shares which is deemed paid by services). At the time a grant of restricted stock is made, the Compensation Committee may establish time or performance vesting applicable to such restricted stock. There is a minimum three-year vesting requirement for time-vested restricted stock awards and deferred stock unit awards (but such awards may vest pro-rata during such period on a daily, monthly, annual or other basis), and one-year minimum vesting requirement for performance-vesting restricted stock awards and deferred stock unit awards, with up to five percent of shares reserved under the plan exempted from the foregoing minimum requirements. Unless the Compensation Committee provides otherwise in the award agreement, holders of restricted stock will have the right to vote such stock and the right to receive any dividends. The Compensation Committee may provide that any dividends paid on restricted stock must be reinvested in common stock.

Unrestricted Stock.  An award of unrestricted stock is an award of shares of our common stock free of restrictions. The Compensation Committee may grant an award of shares of unrestricted stock or sell at par value or such other higher purchase price determined by the Compensation Committee. Unrestricted stock awards may be granted or sold for services and other valid consideration, or in lieu of or in addition to any cash compensation due to the grantee.

Deferred Stock Units.  A stock unit is a bookkeeping entry that represents the equivalent of one share of Corporation common stock. The same terms and restrictions as may be set forth by the Compensation Committee with respect to shares of restricted stock apply to deferred stock units. However, holders of deferred stock units will have no rights as stockholders or any other rights (other than those of a general creditor of the Corporation). The Compensation Committee may provide that the holder of deferred stock units will be entitled to receive, upon the Corporation’s payment of a cash dividend on its outstanding common stock, a cash payment for each stock unit held equal to the per-share dividend paid on our common stock. The Compensation Committee may also provide in the award agreement that such cash payment will be deemed reinvested in additional deferred stock units at a price per unit equal to the fair market value of a share of Corporation common stock on the date that such dividend is paid.

Dividend Equivalent Rights.  A dividend equivalent right is an award entitling the recipient to receive credits based on cash distributions that would have been paid on the shares of our common stock specified in the dividend equivalent right (or other award to which it relates) if such shares had been issued to and held by the recipient. The terms and conditions of dividend equivalent rights will be specified in the grant.

Performance-Based Awards.  These awards are awards of options, SARs, restricted stock, deferred stock units, performance shares or other equity-based awards that are made subject to the achievement of performance goals over a performance period specified by the Compensation Committee and comply with applicable law. Subject to the terms of the 2011 Plan, the Compensation Committee may pay earned shares or units in cash or in shares of our common stock (or in a combination of cash and shares of our common stock) equal to the value of the earned common stock or units at the close of the applicable performance period or as soon as practicable thereafter.

Recoupment

Award agreements for awards granted pursuant to the 2011 Plan may be subject to mandatory repayment by the recipient to the Corporation of any gain realized by the recipient to the extent the recipient is in violation of or in conflict with certain agreements with the Corporation (including but not limited to an employment or non-competition agreement) or upon termination for Cause as defined in the applicable award agreement. Reimbursement or forfeiture also applies if the Corporation is required to prepare an accounting restatement due to the material noncompliance of the Corporation, as a result of misconduct, with any financial reporting requirement under the securities laws.

Effect of Certain Corporate Transactions; Adjustments for Stock Dividends and Similar Events

Certain change of control transactions, such as a sale of the Corporation, may cause awards to vest, unless the awards are continued or substituted for in connection with the change of control transaction. The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2011 Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Performance Criteria approved by Stockholders and Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits publicly-held companies such as the Corporation to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees, but performance-based compensation is excluded from this limitation. The Compensation Committee may grant stock options and stock appreciation rights that qualify as performance-based for purposes of satisfying the conditions of Section 162(m). Covered employees include the chief executive officer and the three other highest compensated executive officers determined at the end of each year (other than the chief financial officer). To qualify as performance-based, among other things the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals.

In addition, the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation in a separate vote before payment is made. The 2011 Plan therefore requires that the performance goals upon which the payment of a performance-based award to a covered employee that is intended to qualify as performance-based compensation are limited to the performance measures list below, which would be approved by stockholders as part of the 2011 Plan.

On October 29, 2010, the U.S. Department of Education (“Department of Education”) published new rules effective July 1, 2011 implementing a provision of Title IV (“Title IV”) of the Higher Education Act (“HEA”) that an institution participating in federal student financial aid programs may not provide any commission, bonus, or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person or entity engaged in any student recruiting or admission activities or in making decisions regarding awarding of Title IV program funds. The HEA exempts recruitment of foreign students residing in foreign countries who are not eligible for Title IV assistance. The Compensation Committee intends to administer the 2011 Plan in accordance with the HEA and its implementing regulations, and accordingly intends not to use any of the following performance criteria in awards to individuals engaged in any student recruiting or admissions activities or in making decisions regarding awarding of Title IV program funds, except as permitted by law.

The approved performance measures would consist of the following: (a) total stockholder return; (b) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the NASDAQ Stock Index; (c) net income; (d) pretax earnings; (e) earnings before interest expense, taxes, depreciation and amortization; (f) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (g) operating margin; (h) earnings per share; (i) return on equity; (j) return on capital; (k) return on investment; (l) operating earnings; (m) working capital; (n) ratio of debt to stockholders’ equity; (o) revenue;(p) new campuses opened; (q) regulatory approvals to operate in new states; (r) maintenance of regional accreditation; (s) compliance with Title IV regulations; (t) sound financial, budgeting and operational practices; (u) faculty hiring and development; (v) curriculum and degree program development; (w) student academic performance; (x) information systems and technology; (y) recruitment of foreign students; and (z) corporate partnerships and community college relations.

None of the foregoing, either at all or for particular periods, will be applied or interpreted to provide any commission, bonus, or other incentive payment based directly or indirectly upon success in securing enrollments or financial aid to any person or entity engaged in any student recruiting or admission activities or in making decisions regarding the awarding of Title IV program funds, except as permitted by law.

Any performance measure(s) may be used to measure (i) the performance of the Corporation, a subsidiary, and/or an affiliate as a whole, (ii) the Corporation, any subsidiary, and/or any other affiliate or any combination, or (iii) any business unit of the Corporation, subsidiary, and/or affiliate or any combination thereof, as the Compensation Committee may deem appropriate. The Corporation may also use any of the above performance measures as compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee, deems appropriate. The Corporation may also select performance measure (h) above as compared to various stock market indices. The Compensation Committee also has the authority to provide for accelerated vesting of any award based on the achievement of performance goals pursuant to the performance measures specified above.

Limitations on Grants

The maximum number of shares of Corporation common stock subject to options or SARs that can be awarded under the 2011 Plan to any person is 100,000 per calendar year; provided, however, the maximum number of shares of Corporation common stock subject to options or SARs that can be granted under the 2011 Plan to any person in the year that the person is first employed by the Corporation, or any affiliate, is 200,000. The maximum number of shares that can be granted under the 2011 Plan, other than pursuant to options or SARs is 100,000 per calendar year; provided, however, the maximum number of shares of Corporation common stock subject to awards other than options or SARs that can be granted under the 2011 Plan to any person in the year that the person is first employed by the Corporation, or any affiliate, is 200,000. The maximum amount that may be paid as a performance-based cash-settled award in a calendar year to any person is $5,000,000 and the maximum amount that may be paid as performance-based cash-settled awards in respect of a performance period greater than 12 months by any person shall be $20,000,000. The preceding limitations are subject to adjustment for stock dividends and similar events as provided in the 2011 Plan.

Federal Income Tax Consequences

Non-Qualified Options

The grant of an option will not be a taxable event for the grantee or the Corporation. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Corporation common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Corporation common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of Corporation common stock will be the fair market value of the shares of Corporation common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of Corporation common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Incentive Stock Options

The grant of an option will not be a taxable event for the grantee or for the Corporation. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of the Corporation common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of Corporation common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the Corporation common stock in an amount generally equal to the excess of the fair market value of the Corporation common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

SARs

There are no immediate tax consequences of receiving an award of SARs that is settled in Corporation common stock under the 2011 Plan. Upon exercising a SAR that is settled in Corporation common stock, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Corporation common stock on the date of exercise. The Corporation does not currently intend to grant cash-settled SARs. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock

A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of Common Stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Corporation common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the Corporation common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the

Corporation common stock is subject to restrictions will be subject to withholding taxes. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Stock

Participants who are awarded unrestricted Corporation common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of Corporation common Stock on the date of the award, reduced by the amount, if any, paid for such shares. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Deferred Stock Units

There are no immediate tax consequences of receiving an award of deferred stock units under the 2011 Plan. A grantee who is awarded deferred stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights

Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance-Based Awards

The award of a performance-based award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Section 280G

To the extent payments which are contingent on a change in control are determined to exceed certain Code limitations, they may be subject to a 20% nondeductible excise tax and the Corporation’s deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A

The Corporation intends for awards granted under the 2011 Plan to comply with Section 409A of the Code. To the extent a grantee would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the 2011 Plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.

Board Recommendation

The Board of Directors recommends that stockholders vote “for” the proposal to approve the 2011 Plan.

PROPOSAL 4

Advisory Vote on the Compensation of the Named Executive Officers

This proposal, commonly known as a “Say on Pay” proposal, allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Stockholders vote, on an advisory basis, to approve, reject or abstain from the compensation of our named executive officers. This vote does not address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed in this proxy statement.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, the objectives of our compensation program are, among other things:

•	To ensure compliance with applicable regulatory, legal and ethical business standards,

•	To attract and retain highly qualified and productive individuals,

•	To reward superior contribution to the long term performance of the Corporation,

•	To encourage officers and directors to think like owners and align their interests accordingly.

Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to align the Corporation’s executive compensation with the best interests of the Corporation and its stockholders.

The affirmative vote of a majority of votes cast at the Annual Meeting is required for approval of this proposal. This proposal will be presented at the annual meeting as a resolution in substantially the following form:

RESOLVED, on an advisory basis, that the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Although the final vote is advisory in nature and therefore is not binding on us, does not affect past executive compensation, and creates no additional fiduciary obligations, the Board and Compensation Committee intend to consider carefully the voting results of this proposal when making future compensation decisions for our named executive officers.

The Board of Directors believes that our compensation program achieves our objectives outlined above, and therefore recommends a vote “for” this proposal.

PROPOSAL 5

Advisory Vote on the Frequency of Stockholder Votes on Executive Compensation

Our stockholders have an opportunity to cast an advisory vote on the frequency with which we conduct an advisory stockholder vote on our executive compensation. This proposal, commonly known as a “Say When on Pay” proposal, allows stockholders to indicate their preference as to whether we seek an advisory vote on executive compensation every one, two, or three years.

The Board believes that it is preferable to conduct an advisory vote on executive compensation every year for several reasons. First, we think that our owners should have a say in how our executives are paid. Second, as explained in the section entitled “Compensation Discussion and Analysis”, we encourage directors and officers to think like stockholders and focus on the long term value of the Corporation. Finally, we believe that stockholders should have a means of expressing their views on executive compensation other than the annual vote on the election of directors. Of course, please contact us whenever you have something, anything, on your mind about the Corporation and not just when we hold a vote on a particular matter. Stockholders wanting to express their views to the Board should feel free to use the process put in place to assist such communications described under the caption “Stockholder Communication with Directors.”

You may cast your vote on your preferred voting frequency by selecting the option of holding an advisory vote on executive compensation every year, as recommended by the board of directors, every two (2) years or every three (3) years, or you may abstain.

Your vote is not intended to approve or disapprove the recommendation of the Board of Directors. The choice receiving the greatest number of votes — every year, every two years or every three years — will be the frequency that stockholders will be deemed to have approved.

Although the final vote is advisory and therefore not binding, we will carefully consider the voting results of this proposal. Your Board and Compensation Committee value the opinions of all of our stockholders and, unless there are overriding considerations which we will explain, we will abide by the outcome of this vote when making future decisions on the frequency with which we hold an advisory vote on executive compensation.

The Board of Directors recommends that an advisory vote to approve the compensation of our named executive officers be held every year.

Stockholder Proposals

All stockholder proposals intended to be considered for inclusion in the Corporation’s proxy material for the 2012 Annual Meeting of Stockholders must be received by the Corporation no later than December 29, 2011 and must comply with all applicable SEC and other rules.

Under the Corporation’s Bylaws, if a stockholder wishes to present an item of proper business at the 2012 Annual Meeting of Stockholders (other than a proposal submitted for inclusion in the Corporation’s proxy statement pursuant to SEC rules), the stockholder must give advance written notice to the Corporation’s Secretary at 2303 Dulles Station Blvd., Herndon, Virginia 20171, not less than 90 days nor more than 120 days before the first anniversary of the date of this proxy statement. As a result, any notice given by a stockholder pursuant to these provisions in our Bylaws must be received no earlier than November 29, 2011 and no later than December 29, 2011. Such notice must include all of the information required by the Corporation’s Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.

You may also request an additional proxy statement and annual report by sending a written request to:

Strayer Education, Inc.
Attn: Sonya G. Udler
Senior Vice President — Corporate Communications
2303 Dulles Station Boulevard
Herndon, Virginia 20171
(703) 561-1600

Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Corporation knows of no other matters to be presented for action at the Annual Meeting other than those mentioned above. However, if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy card will vote on such matters in accordance with their best judgment.

Exhibit A

STRAYER EDUCATION, INC.
2011 EQUITY COMPENSATION PLAN

A-i

Page
	9.2. Other Terms	A-13
	9.3. Term	A-13
	9.4. Transferability of SARS	A-13
	9.5. Family Transfers	A-13
10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND DEFERRED STOCK UNITS	A-14
	10.1. Grant of Restricted Stock or Deferred Stock Units	A-14
	10.2. Restrictions	A-14
	10.3. Registration; Restricted Share Certificates	A-14
	10.4. Rights of Holders of Restricted Stock	A-15
	10.5. Rights of Holders of Deferred Stock Units	A-15
	10.5.1. Voting and Dividend Rights	A-15
	10.5.2. Creditor’s Rights	A-15
	10.6. Termination of Service	A-15
	10.7. Purchase of Restricted Stock and Shares of Stock Subject to Deferred Stock Units	A-16
	The Grantee shall be required, to the extent required by Applicable Laws, to purchase the Restricted Stock or shares of Stock subject to vested Deferred Stock Units from the Company at a Purchase Price equal to the greater of (x) the aggregate par value of the shares of Stock represented by such Restricted Stock or Deferred Stock Units or (y) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock or Deferred Stock Units. The Purchase Price shall be payable in a form provided in Section 12 or, in the sole discretion of the Committee, in consideration for past or future Services rendered to the Company or an Affiliate	A-16
	10.8. Delivery of Shares of Stock	A-16
11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER EQUITY-BASED AWARDS	A-16
	11.1. Unrestricted Stock Awards	A-16
	11.2. Other Equity-Based Awards	A-16
12.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK	A-16
	12.1. General Rule	A-16
	12.2. Surrender of Shares of Stock	A-17
	12.3. Cashless Exercise	A-17
	12.4. Other Forms of Payment	A-17
13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS	A-17
	13.1. Dividend Equivalent Rights	A-17
	13.2. Termination of Service	A-17
14.	TERMS AND CONDITIONS OF PERFORMANCE-BASED AWARDS	A-18
	14.1. Grant of Performance-Based Awards	A-18
	14.2. Value of Performance-Based Awards	A-18
	14.3. Earning of Performance-Based Awards	A-18
	14.4. Form and Timing of Payment of Performance-Based Awards	A-18
	14.5. Performance Conditions	A-18
	14.6. Performance-Based Awards Granted to Designated Covered Employees	A-18
	14.6.1. Performance Goals Generally	A-18
	14.6.2. Timing For Establishing Performance Goals	A-19
	14.6.3. Settlement of Awards; Other Terms	A-19

A-ii

A-iii

STRAYER EDUCATION, INC.

2011 EQUITY COMPENSATION PLAN

Strayer Education, Inc., a Maryland corporation (the “Company”), sets forth herein the terms of its 2011 Equity Compensation Plan, (the “Plan”), as follows:

1.	PURPOSE

The Plan is intended to (a) provide eligible persons with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability to benefit its shareholders and other important stakeholders, including its employees and customers, and (b) provide a means of obtaining, rewarding and retaining key personnel. To this end, the Plan provides for the grant of awards of stock options, stock appreciation rights, restricted stock, deferred stock units, unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards, other equity-based awards and cash bonus awards. Any of these awards may, but need not, be made as performance incentives to reward the holders of such awards for the achievement of performance goals in accordance with the terms of the Plan. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein.

2.	DEFINITIONS

For purposes of interpreting the Plan documents (including the Plan and Award Agreements), the following definitions shall apply:

2.1 “Affiliate” means any company or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary. For purposes of grants of Options or Stock Appreciation Rights, an entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity within the meaning of Treasury Regulation Section 1.414(c)-2(b)(2)(i), provided that (a) except as specified in clause (b) below, an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i) and (b) where the grant of Options or Stock Appreciation Rights is based upon a legitimate business criterion, an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).

2.2 “Applicable Laws” means the legal requirements relating to the Plan and the Awards under (a) applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders of any jurisdiction applicable to Awards granted to residents therein and (b) the rules of any Stock Exchange on which the Stock is listed.

2.3 “Award” means a grant under the Plan of an Option, a Stock Appreciation Right, Restricted Stock, a Deferred Stock Unit, Unrestricted Stock, a Dividend Equivalent Right, a Performance Share or other Performance-Based Award, an Other Equity-Based Award, or cash.

2.4 “Award Agreement” means the agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.5 “Award Stock” shall have the meaning set forth in Section 17.3(a)(ii).

2.6 “Benefit Arrangement” shall have the meaning set forth in Section 15.

2.7 “Board” means the Board of Directors of the Company.

2.8 “Cause” means, with respect to any Grantee, as determined by the Committee and unless otherwise provided in an applicable agreement between such Grantee and the Company or an Affiliate, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider and the Company or an Affiliate.

2.9 “Change in Control” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of stock of the Company.

2.10 “Code” means the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto.

2.11 “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1.2 and Section 3.1.3 (or, if no Committee has been so designated, the Board).

2.12 “Company” means Strayer Education, Inc., a Maryland corporation.

2.13 “Covered Employee” means a Grantee who is a “covered employee” within the meaning of Code Section 162(m)(3).

2.14 “Deferred Stock Unit” means a bookkeeping entry representing the equivalent of one (1) share of Stock awarded to a Grantee pursuant to Section 10 that (a) is not subject to vesting or (b) is subject to time-based vesting, but not to performance-based vesting. A Deferred Stock Unit may also be referred to as a restricted stock unit.

2.15 “Determination Date” means the Grant Date or such other date as of which the Fair Market Value of a share of Stock is required to be established for purposes of the Plan.

2.16 “Disability” means, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.17 “Dividend Equivalent Right” means a right, granted to a Grantee pursuant to Section 13, to receive cash, Stock, other Awards or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of shares of Stock.

2.18 “Employee” means, as of any date of determination, an employee (including an officer) of the Company or an Affiliate.

2.19 “Effective Date” means [          ], 2011, the date on which the Plan was approved by the Company’s shareholders.

2.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended.

2.21 “Fair Market Value” means the fair market value of a share of Stock for purposes of the Plan, which shall be determined as of any Determination Date as follows:

(a) If on such Determination Date the shares of Stock are listed on a Stock Exchange, or are publicly traded on another established securities market (a “Securities Market”), the Fair Market Value of a share of Stock shall be the closing price of the Stock as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination). If there is no such reported closing price on such Determination Date, the Fair Market Value of a share of Stock shall be the closing price of the Stock on the next preceding day on which any sale of Stock shall have been reported on such Stock Exchange or such Securities Market.

(b) If on such Determination Date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of the Stock as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

Notwithstanding this Section 2.21 or Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 18.3, for any shares of Stock subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date).

2.22 “Family Member” means, with respect to any Grantee as of any date of determination, (a) a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of such Grantee, (b) any person sharing such Grantee’s household (other than a tenant or employee), (c) a trust in which any one or more of the persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the beneficial interest, (d) a foundation in which any one or more of the persons specified in clauses (a) and (b) above (and such Grantee) control the management of assets, and (e) any other entity in which one or more of the persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the voting interests.

2.23 “Grant Date” means, as determined by the Committee, (a) the date as of which the Committee completes the corporate action constituting the Award or (b) such date subsequent to the date specified in clause (a) above as may be specified by the Committee.

2.24 “Grantee” means a person who receives or holds an Award under the Plan.

2.25 “Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.26 “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.27 “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.28 “Option Price” means the exercise price for each share of Stock subject to an Option.

2.29 “Other Agreement” shall have the meaning set forth in Section 15.

2.30 “Outside Director” means a member of the Board who is not an Employee.

2.31 “Other Equity-Based Award” means an Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, other than an Option, a Stock Appreciation Right, Restricted Stock, a Deferred Stock Unit, Unrestricted Stock, a Dividend Equivalent Right or a Performance Share.

2.32 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for “qualified performance-based compensation” paid to Covered Employees. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for “qualified performance-based compensation” within the meaning of and pursuant to Code Section 162(m) does not constitute performance-based compensation for other purposes, including the purposes of Code Section 409A.

2.33 “Performance-Based Award” means an Award of Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock Units, Performance Shares or Other Equity-Based Awards made subject to the achievement of performance goals (as provided in Section 14) over a Performance Period specified by the Committee.

2.34 “Performance Measures” means measures as specified in Section 14 on which the performance goals under Performance-Based Awards are based and which are approved by the Company’s shareholders pursuant to, and to the extent required by, the Plan in order to qualify such Performance-Based Awards as Performance-Based Compensation.

2.35 “Performance Period” means the period of time during which the performance goals under Performance-Based Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance-Based Awards.

2.36 “Performance Shares” means a Performance-Based Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, made subject to the achievement of performance goals (as provided in Section 14) over a Performance Period of up to ten (10) years.

2.37 “Plan” means this Strayer Education, Inc. 2011 Equity Compensation Plan, as amended from time to time.

2.38 “Prior Plan” means the Strayer Education, Inc. 1996 Stock Option Plan, as amended.

2.39 “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act, or any successor provision.

2.40 “Restricted Period” shall have the meaning set forth in Section 10.2.

2.41 “Restricted Stock” means shares of Stock awarded to a Grantee pursuant to Section 10.

2.42 “SAR Price” shall have the meaning set forth in Section 9.1.

2.43 “Securities Act” means the Securities Act of 1933, as amended, as now in effect or as hereafter amended.

2.44 “Service” means service of a Grantee as a Service Provider to the Company or any Affiliate. Unless otherwise provided in the applicable Award Agreement, a Grantee’s change in position or duties with the Company or any Affiliate shall not result in interrupted or terminated Service, so long as the Grantee continues to be a Service Provider to the Company or any Affiliate. If the Service Provider’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when the entity ceases to be an Affiliate unless the Service Provider transfers his or her employment or other service relationship to the Company or its remaining Affiliates. Any determination by the Committee whether a termination of Service shall have occurred for purposes of the Plan shall be final, binding and conclusive.

2.45 “Service Provider” means, as of any date of determination, an Employee, officer, or director of the Company or any Affiliate, or a consultant (who is a natural person) or adviser (who is a natural person) to the Company or any Affiliate who provides services to the Company or any Affiliate.

2.46 “Stock” means the common stock, par value $0.01 per share, of the Company, or any security which shares of Stock may be changed into or for which shares of Stock may be exchanged as provided in Section 17.1.

2.47 “Stock Appreciation Right” or “SAR” means a right granted to a Grantee pursuant to Section 9.

2.48 “Stock Exchange” means the NASDAQ Stock Market or another established national or regional stock exchange.

2.49 “Subsidiary” means any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock, membership interests or other ownership interests of any class or kind ordinarily having the power to vote for the directors, managers or other voting members of the governing body of such corporation or non-corporate entity. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (a) such entity could be considered as a subsidiary according to generally accepted accounting principles in the United States of America, and (b) in the case of an Award of Options or Stock Appreciation Rights, such Award would be considered to be granted in respect of “service recipient stock” under Code Section 409A.

2.50 “Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan by a business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

2.51 “Ten Percent Shareholder” means a natural person who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding voting securities of the Company, the Company’s parent (if any) or any of the Company’s Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

2.52 “Unrestricted Stock” shall have the meaning set forth in Section 11.

Unless the context otherwise requires, all references in the Plan to “including” shall mean “including without limitation.”

References in the Plan to any Code Section shall be deemed to include, as applicable, regulations promulgated under such Code Section.

3.	ADMINISTRATION OF THE PLAN

3.1 Committee.

3.1.1 Powers and Authorities.

The Committee shall administer the Plan and shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s articles of incorporation and bylaws and Applicable Laws. Without limiting the generality of the foregoing, the Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan which the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be made by (a) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or (b) the unanimous consent of the members of the Committee executed in writing in accordance with the Company’s articles of incorporation and bylaws and Applicable Laws. Unless otherwise expressly determined by the Board, the Committee shall have the authority to interpret and construe all provisions of the Plan, any Award and any Award Agreement, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or any Award Agreement, by the Committee shall be final, binding and conclusive whether or not expressly provided for in any provision of the Plan, such Award or such Award Agreement.

In the event that the Plan, any Award or any Award Agreement provides for any action to be taken by the Board or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee constituted in accordance with this Section 3.1 if the Board has delegated the power and authority to do so to such Committee.

3.1.2 Composition of Committee.

The Committee shall be a committee composed of not fewer than two directors of the Company designated by the Board to administer the Plan. Each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, an “outside director” within the meaning of Code Section 162(m)(4)(C)(i) and, for so long as the Stock is listed on the NASDAQ Stock Market, an “independent director” within the meaning of Nasdaq Rule 4200(a)(15) (or, in each case, any successor term or provision); provided, that any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1.2 or otherwise provided in any charter of the Committee. Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof if the Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.

3.1.3 Other Committees.

The Board also may appoint one or more committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, which may administer the Plan with respect to Grantees who are not “executive officers” as defined in Rule 3b-7 under the Exchange Act or directors of the Company, may grant Awards under the Plan to such Grantees, and may determine all terms of such Awards, subject to the requirements of Rule 16b-3 under the Exchange Act, Code Section 162(m) and, for so long as the Stock is listed on the NASDAQ Stock Exchange, the rules of the NASDAQ Stock Exchange.

3.2 Board.

The Board from time to time may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board shall determine, consistent with the Company’s articles of incorporation and bylaws and Applicable Laws.

3.3 Terms of Awards.

3.3.1 Committee Authority.

Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(a) designate Grantees;

(b) determine the type or types of Awards to be made to a Grantee;

(c) determine the number of shares of Stock to be subject to an Award;

(d) establish the terms and conditions of each Award (including the Option Price of any Option), the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, the treatment of an Award in the event of a Change in Control (subject to applicable agreements), and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options;

(e) prescribe the form of each Award Agreement evidencing an Award; and

(f) subject to the limitation on repricing in Section 3.4, amend, modify or supplement the terms of any outstanding Award, which authority shall include the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural persons who are foreign nationals or are natural persons who are employed outside the United States to reflect differences in local law, tax policy, or custom, provided that, notwithstanding the foregoing, no amendment, modification or supplement of the terms of any outstanding Award shall, without the consent of the Grantee thereof, impair the Grantee’s rights under such Award.

The Committee shall have the right, in its discretion, to make Awards in substitution or exchange for any award granted under another compensatory plan of the Company, any Affiliate, or any business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

3.3.2 Forfeiture; Recoupment.

The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee in violation or breach of or in conflict with any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of Employees or clients of the Company or any Affiliate, (d) confidentiality obligation with respect to the Company or any Affiliate, or (e) other agreement, as and to the extent specified in such Award Agreement. The Committee may annul an outstanding Award if the Grantee thereof is an Employee and is terminated for Cause as defined in the Plan or the applicable Award Agreement or for “cause” as defined in any other agreement between the Company or such Affiliate and such Grantee, as applicable.

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is, or in the future becomes, subject to any Company “clawback” or recoupment policy that requires the repayment by such Grantee to the Company of compensation paid to such Grantee by the Company or an Affiliate in the event that such Grantee fails to comply with, or violates, the terms or requirements of such policy. Such policy may authorize the Company to recover from a Grantee incentive-based compensation (including Options awarded as compensation) awarded to or received by such Grantee during a period of up to three (3) years, as determined by the Committee, preceding the date on which the Company is required to prepare an accounting restatement due to material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws.

If the Company is required to prepare an accounting restatement due to the material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, and any Award Agreement so provides, any Grantee of an Award under such Award Agreement who knowingly engaged in such misconduct, was grossly negligent in engaging in such misconduct, knowingly failed to prevent such misconduct or was grossly negligent in failing to prevent such misconduct, shall reimburse the Company the amount of any payment in settlement of such Award earned or accrued during the period of twelve (12) months following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained information affected by such material noncompliance.

Notwithstanding any other provision of the Plan or any provision of any Award Agreement, if the Company is required to prepare an accounting restatement, then Grantees shall forfeit any cash or Stock received in connection with an Award (or an amount equal to the Fair Market Value of such Stock on the date of delivery thereof to the Grantee if the Grantee no longer holds the shares of Stock) if pursuant to the terms of the Award Agreement for such Award, the amount of the Award earned or the vesting in the Award was expressly based on the achievement of pre-established performance goals set forth in the Award Agreement (including earnings, gains, or other performance goals) that are later determined, as a result of the accounting restatement, not to have been achieved.

3.4 No Repricing.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Stock or other securities or similar transaction), the Company may not, without obtaining stockholder approval: (a) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (c) cancel outstanding Options or SARs with an exercise price below the current stock price in exchange for cash or other securities.

3.5 Deferral Arrangement.

The Committee may permit or require the deferral of any payment pursuant to any Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights and, in connection therewith, provisions for converting such credits into Deferred Stock Units and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code Section 401(k)(2)(B)(IV). Any such deferrals shall be made in a manner that complies with Code Section 409A.

3.6 No Liability.

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.7 Registration; Share Certificates.

Notwithstanding any provision of the Plan to the contrary, the ownership of the shares of Stock issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates.

4.	STOCK SUBJECT TO THE PLAN

4.1 Number of Shares of Stock Available for Awards.

(a) Subject to such additional shares of Stock as shall be available for issuance under the Plan pursuant to Sections 4.2 and 4.3, and subject to adjustment pursuant to Section 17, the maximum number of shares of Stock available for issuance under the Plan shall be equal to three hundred thousand (300,000) shares, plus the number of any shares available for grant under the Prior Plan as of the Effective Date and plus the number of shares of Stock subject to awards outstanding under the Prior Plan as of the Effective Date which thereafter (i) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, (ii) are settled in cash in lieu of such shares or (iii) are exchanged with the Committee’s permission, before the issuance of such shares, for compensatory awards not involving shares.

(b) The maximum number of shares of Stock available for issuance pursuant to Incentive Stock Options shall be the same as the maximum number of shares available for issuance under the Plan pursuant to Section 4.1(a).

(c) Shares of Stock to be issued under the Plan shall be authorized but unissued shares, or, to the extent permitted by Applicable Laws, shares of treasury stock or issued shares that have been reacquired by the Company.

4.2 Adjustments in Authorized Shares of Stock.

In connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan by another business entity that is a party to such transaction and to substitute Awards under the Plan for such awards. The number of shares of Stock available for issuance under the Plan pursuant to Section 4.1(a) shall be increased by the number of shares of Stock subject to any such assumed awards and substitute Awards. Shares available for issuance under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock otherwise available for issuance under the Plan, subject to applicable rules of any Stock Exchange on which the Stock is listed.

4.3 Share Usage.

(a) Shares of Stock subject to an Award shall be counted as used as of the Grant Date.

(b) Any shares of Stock that are subject to Awards shall be counted against the share issuance limit set forth in Section 4.1(a) as one (1) share of Stock for every one (1) share of Stock subject to an Award. With respect to SARs, the number of shares of Stock subject to an award of SARs shall be counted against the aggregate number of shares of Stock available for issuance under the Plan regardless of the number of shares of Stock actually issued to settle such SARs upon exercise. The target number of shares issuable under a Performance Share grant shall be counted against the share issuance limit set forth in Section 4.1(a) as of the Grant Date, but such number shall be adjusted to equal the actual number of shares issued upon settlement of the Performance Shares to the extent different from such target number of shares.

(c) Notwithstanding anything to the contrary in Section 4.3(a) or Section 4.3(b), any shares of Stock subject to Awards under the Plan or awards outstanding under the Prior Plan as of the Effective Date which thereafter (i) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, (ii) are settled in cash in lieu of such shares, or (iii) are exchanged, with the Committee’s permission, prior to the issuance of such shares, for compensatory awards not involving shares, shall be available again for issuance under the Plan.

(d) Notwithstanding anything to the contrary in this Section 4, the number of shares of Stock available for issuance under the Plan shall not be increased by the number of shares of Stock (i) tendered or withheld or subject to an Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option as provided in Section 12.2, (ii) deducted or delivered from payment of an Award in connection with the Company’s tax withholding obligations as provided in Section 18.3 or (iii) purchased by the Company with proceeds from Option exercises.

5.	EFFECTIVE DATE; TERM; AMENDMENT AND TERMINATION

5.1 Effective Date.

The Plan shall be effective as of the Effective Date, subject to approval of the Plan by the Company’s stockholders within one year of the Effective Date. Upon approval of the Plan by the stockholders of the Company as set forth above, all Awards made under the Plan on or after the Effective Date shall be fully effective as if the stockholders of the Company had approved the Plan on the Effective Date. If the stockholders fail to approve the Plan within one year of the Effective Date, any Awards made hereunder shall be null and void and of no effect. Following the Effective Date, no awards shall be made under the Prior Plan.

5.2 Term.

The Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3.

5.3 Amendment and Termination.

The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Stock as to which Awards have not been made. The effectiveness of any amendment to the Plan shall be contingent on approval of such amendment by the Company’s shareholders to the extent provided by the Board or required by Applicable Laws (including the rules of any Stock Exchange on which the Stock is then listed), provided that no amendment shall be made to the no-repricing provisions of Section 3.4 or the Option pricing provisions of Section 8.1 without the approval of the Company’s shareholders. No amendment, suspension or termination of the Plan shall impair rights or obligations under any Award theretofore made under the Plan without the consent of the Grantee thereof.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1 Eligible Grantees.

Subject to this Section 6, Awards may be made under the Plan to any Service Provider, as the Committee shall determine and designate from time to time.

6.2 Limitation on Shares of Stock Subject to Awards and Cash Awards.

During any time when the Company has a class of equity securities registered under Section 12 of the Exchange Act:

(a) the maximum number of shares of Stock subject to Options or SARs that may be granted under the Plan in a calendar year to any person eligible for an Award under Section 6 is 100,000; provided, however, that the maximum number of shares of Stock subject to Options or SARs that can be granted under the Plan to any person eligible for an Award under Section 6 in the year the person is first employed by the Company is 200,000; and

(b) the maximum number of shares of Stock that may be granted under the Plan, other than pursuant to Options or SARs, in a calendar year to any person eligible for an Award under Section 6 is 100,000 shares; provided, however, that the maximum number of shares of Stock subject to Awards other than Options or SARs that can be granted under the Plan to any person eligible for an Award under Section 6 in the year that the person is first employed by the Company is 200,000.

(c) the maximum amount that may be paid as a cash-settled Performance-Based Award for a twelve (12) month performance period to any person eligible for an Award shall be $5,000,000 and the maximum amount that may be paid as a cash-settled Performance-Based Award in respect of a performance period greater than twelve (12) months by any person eligible for an Award shall be $20,000,000.

The preceding limitations in this Section 6.2 are subject to adjustment as provided in Section 17.

6.3 Stand-Alone, Additional, Tandem and Substitute Awards.

Subject to Section 3.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (a) any other Award, (b) any award granted under another plan of the Company, any Affiliate, or any business entity that has been a party to a transaction with the Company or any Affiliate, or (c) any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, or for an award granted under another plan of the Company, any Affiliate, or any business entity that has been a party to a transaction with the Company or any Affiliate, the Committee shall require the surrender of such other Award or award under such other plan in consideration for the grant of such substitute or exchange Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash payments under other plans of the Company or any Affiliate. Notwithstanding Section 8.1 and Section 9.1, but subject to Section 3.4, the Option Price of an Option or the grant price of an SAR that is a Substitute Award may be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the original Grant Date; provided that the Option Price or grant price is determined in accordance with the principles of Code Section 424 for any Incentive Stock Option and consistent with Code Section 409A for any other Option or SAR.

7.	AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, which shall be in such form or forms as the Committee shall from time to time determine. Award Agreements employed under the Plan from time to time or at the same time need not contain similar provisions, but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and, in the absence of such specification, such Options shall be deemed to constitute Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1 Option Price.

The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of one (1) share of Stock on the Grant Date; provided that in the event that a Grantee is a Ten Percent Shareholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of one (1) share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2 Vesting.

Subject to Sections 8.3 and 17.3, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement, in another agreement with the Grantee or otherwise in writing.

8.3 Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten (10) years from the Grant Date of such Option, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided, that in the event that the Grantee is a Ten Percent Shareholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five (5) years from its Grant Date. If on the day preceding the date on which a Grantee’s Options would otherwise terminate, the Fair Market Value of shares of stock underlying a Grantee’s Options is greater than the Option Price of such Options, the Company shall, prior to the termination of such Options and without any action being taken on the part of the Grantee, consider such Options to have been exercised by the Grantee. The Company shall deduct from the shares of Stock deliverable to the Grantee upon such exercise the number of shares of Stock necessary to satisfy payment of the Option Price and all withholding obligations.

8.4 Termination of Service.

Each Award Agreement with respect to the grant of an Option shall set forth the extent to which the Grantee thereof, if at all, shall have the right to exercise such Option following termination of such Grantee’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5 Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 17 which results in the termination of such Option.

8.6 Method of Exercise.

Subject to the terms of Section 12 and Section 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent of notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which such Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares of Stock for which such Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of such Option.

8.7 Rights of Holders of Options.

Unless otherwise stated in the applicable Award Agreement, a Grantee or other person holding or exercising an Option shall have none of the rights of a shareholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Option, to direct the voting of the shares of Stock subject to such Option, or to receive notice of any meeting of the Company’s shareholders) until the shares of Stock subject thereto are fully paid and issued to such Grantee or other person. Except as provided in Section 17, no adjustment shall be made for dividends, distributions or other rights with respect to any shares of Stock subject to an Option for which the record date is prior to the date of issuance of such shares of Stock.

8.8 Delivery of Stock.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee shall be entitled to receive such evidence of such Grantee’s ownership of the shares of Stock subject to such Option as shall be consistent with Section 3.7.

8.9 Transferability of Options.

Except as provided in Section 8.10, during the lifetime of a Grantee of an Option, only such Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10 Family Transfers.

If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights, or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer, and the shares of Stock acquired pursuant to such Option shall be subject to the same restrictions with respect to transfers of shares as would have applied to the Grantee thereof. Subsequent transfers of transferred Options shall be prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The provisions of Section 8.4 relating to termination of Service shall continue to be applied with respect to the original Grantee of the Option, following which such Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.11 Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (a) if the Grantee of such Option is an Employee of the Company or any corporate Subsidiary, (b) to the extent specifically provided in the related Award Agreement and (c) to the extent that the aggregate Fair Market Value (determined at the time such Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000. Except to the extent provided in the regulations under Code Section 422, this limitation shall be applied by taking Options into account in the order in which they were granted.

8.12 Notice of Disqualifying Disposition.

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances provided in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1 Right to Payment and Grant Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (x) the Fair Market Value of one (1) share of Stock on the date of exercise over (y) the per share exercise price of such SAR (the “SAR Price”) as determined by the Committee. The Award Agreement for a SAR shall specify the SAR Price, which shall be no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR.

9.2 Other Terms.

The Committee shall determine, on the Grant Date or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Stock shall be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be granted in tandem or in combination with any other Award, and any and all other terms and conditions of any SAR.

9.3 Term.

Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, upon the expiration of ten (10) years from the Grant Date of such SAR or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR. If on the day preceding the date on which a Grantee’s SAR would otherwise terminate, the Fair Market Value of shares of stock underlying a Grantee’s SAR is greater than the SAR Price, the Company shall, prior to the termination of such SAR and without any action being taken on the part of the Grantee, consider such SAR to have been exercised by the Grantee.

9.4 Transferability of SARS.

Except as provided in Section 9.5, during the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such SAR. Except as provided in Section 9.5, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.5 Family Transfers.

If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.5, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights or (c) unless Applicable Laws do not permit such transfers, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 9.5, any such SAR shall continue to be subject to the same terms and conditions as were in effect immediately prior to such transfer, and shares of Stock acquired pursuant to a SAR shall be subject to the same restrictions on transfers of shares as would have applied to the Grantee or such SAR. Subsequent transfers of transferred SARs shall be prohibited except to Family Members of the original Grantee in accordance with this Section 9.5 or by will or the laws of descent and distribution.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND DEFERRED STOCK UNITS

10.1 Grant of Restricted Stock or Deferred Stock Units.

Awards of Restricted Stock and Deferred Stock Units may be made for consideration or for no consideration, other than the par value of the shares of Stock, which shall be deemed paid by past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate.

10.2 Restrictions.

At the time a grant of Restricted Stock or Deferred Stock Units is made, the Committee may, in its sole discretion, (a) establish a period of time (a “Restricted Period”) applicable to such Restricted Stock or Deferred Stock Units and (b) prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance goals, which may be applicable to all or any portion of such Restricted Stock or Deferred Stock Units as provided in Section 14. Notwithstanding the foregoing, Awards of Restricted Stock and Deferred Stock Units that vest solely by the passage of time shall not vest in full in less than three (3) years from the Grant Date (but may vest pro-rata during such period on a daily, monthly, annual or other basis), and Restricted Stock and Deferred Stock Units that vest upon achievement of performance goals shall not vest in full in less than one (1) year from the Grant Date; provided, that (i) up to five percent (5%) of the maximum number of shares of Stock available for issuance under the Plan may be granted pursuant to the Plan without being subject to the foregoing restrictions, and (ii) any dividends or Dividend Equivalent Rights, or other distributions, issued in connection with any Award granted at any time under the Plan shall not be subject to or counted for either such restrictions or such five percent (5%) share issuance limit. The foregoing five percent (5%) share issuance limit shall be subject to adjustment consistent with the adjustment provisions of Section 17.2 and the share usage rules of Section 4.3. Awards of Restricted Stock and Deferred Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Awards.

10.3 Registration; Restricted Share Certificates.

Pursuant to Section 3.7, to the extent that ownership of Restricted Stock is evidenced by a book-entry registration or direct registration (including transaction advices), such registration shall be notated to evidence the restrictions imposed on such Award of Restricted Stock under the Plan and the applicable Award Agreement. Subject to Section 3.7 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Stock has been granted, share certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date of such Restricted Stock. The Committee may provide in an Award Agreement that either (a) the Secretary of the Company shall hold such certificates for such Grantee’s benefit until such time as such shares of Restricted Stock are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee shall deliver a stock power to the Company with respect to each certificate, or (b) such certificates shall be delivered to such Grantee, provided that such certificates shall bear legends that comply with applicable securities laws and regulations and make appropriate reference to the restrictions imposed on such Award of Restricted Stock under the Plan and such Award Agreement.

10.4 Rights of Holders of Restricted Stock.

Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividends declared or paid with respect to such shares of Restricted Stock. The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions as the vesting conditions and restrictions applicable to such Restricted Stock. All stock distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the vesting conditions and restrictions applicable to such Restricted Stock.

10.5 Rights of Holders of Deferred Stock Units.

10.5.1 Voting and Dividend Rights.

Holders of Deferred Stock Units shall have no rights as shareholders of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Deferred Stock Units, to direct the voting of the shares of Stock subject to such Deferred Stock Units, or to receive notice of any meeting of the Company’s shareholders). The Committee may provide in an Award Agreement evidencing a grant of Deferred Stock Units that the holder of such Deferred Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding shares of Stock, a cash payment for each such Deferred Stock Unit which is equal to the per-share dividend paid on such shares of Stock. Such Award Agreement also may provide that such cash payment shall be deemed reinvested in additional Deferred Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such cash dividend is paid. Notwithstanding the foregoing, if a grantor trust is established in connection with the Awards of Deferred Stock Units and shares of Stock are held in the grantor trust for purposes of satisfying the Company’s obligation to deliver shares of Stock in connection with such Deferred Stock Units, the Award Agreement for such Deferred Stock Units may provide that such cash payment shall be deemed reinvested in additional Deferred Stock Units at a price per unit equal to the actual price paid for each share of Stock by the trustee of the grantor trust upon such trustee’s reinvestment of the cash dividend received.

10.5.2 Creditor’s Rights.

A holder of Deferred Stock Units shall have no rights other than those of a general unsecured creditor of the Company. Deferred Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6 Termination of Service.

Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee or otherwise in writing after such Award Agreement is entered into, but prior to termination of Grantee’s Service, upon the termination of such Grantee’s Service, any Restricted Stock or Deferred Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of such Restricted Stock or Deferred Stock Units, the Grantee thereof shall have no further rights with respect thereto, including any right to vote such Restricted Stock or any right to receive dividends with respect to such Restricted Stock or Deferred Stock Units. If the Committee accelerates vesting of Restricted Stock or Deferred Stock Units, except (a) in the case of a Grantee’s death or disability, (b) acceleration required by binding commitments or agreements entered into by the Company prior to the Effective Date or (c) as specified in Section 17.3, the shares of Stock subject to such Restricted Stock or Deferred Stock Units shall be deducted from the five percent (5%) share issuance limit set forth in Section 10.2.

10.7 Purchase of Restricted Stock and Shares of Stock Subject to Deferred Stock Units.

The Grantee shall be required, to the extent required by Applicable Laws, to purchase the Restricted Stock or shares of Stock subject to vested Deferred Stock Units from the Company at a Purchase Price equal to the greater of (x) the aggregate par value of the shares of Stock represented by such Restricted Stock or Deferred Stock Units or (y) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock or Deferred Stock Units. The Purchase Price shall be payable in a form provided in Section 12 or, in the sole discretion of the Committee, in consideration for past or future Services rendered to the Company or an Affiliate.

10.8 Delivery of Shares of Stock.

Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to Restricted Stock or Deferred Stock Units settled in shares of Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration (including transaction advices) or a share certificate evidencing ownership of such shares of Stock shall, consistent with Section 3.7, be issued, free of all such restrictions, to the Grantee thereof or such Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Deferred Stock Unit once the shares of Stock represented by such Deferred Stock Unit have been delivered in accordance with this Section 10.8.

11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER EQUITY-BASED AWARDS

11.1 Unrestricted Stock Awards.

The Committee may, in its sole discretion, grant (or sell at the par value of a share of Stock or such other higher purchase price determined by the Committee) an Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan, subject to the five percent (5%) share issuance limit set forth in Section 10.2. Unrestricted Stock Awards may be granted or sold to any Grantee as provided in the immediately preceding sentence in respect of past or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate or other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

11.2 Other Equity-Based Awards.

The Committee may, in its sole discretion, grant Awards in the form of Other Equity-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this Section 11.2 may be granted with vesting, value and/or payment contingent upon the achievement of one or more performance goals. The Committee shall determine the terms and conditions of Other Equity-Based Awards at the Grant Date or thereafter. Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, upon the termination of a Grantee’s Service, any Other Equity-Based Awards held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of any Other Equity-Based Award, the Grantee thereof shall have no further rights with respect to such Other Equity-Based Award.

12.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

12.1 General Rule.

Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company.

12.2 Surrender of Shares of Stock.

To the extent that the applicable Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which such Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of exercise or surrender.

12.3 Cashless Exercise.

To the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the proceeds of such sale to the Company in payment of such Option Price and any withholding taxes described in Section 18.3, or, with the consent of the Company, by issuing the number of shares of Stock equal in value to the difference between such Option Price and the Fair Market Value of the shares of Stock subject to the portion of such Option being exercised.

12.4 Other Forms of Payment.

To the extent the Award Agreement so provides and/or unless otherwise specified in an Award Agreement, payment of the Option Price for shares of Stock purchased pursuant to exercise of an Option or the Purchase Price for Restricted Stock may be made in any other form that is consistent with Applicable Laws, including (a) Service to the Company or an Affiliate and (b) net exercise.

13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1 Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the recipient thereof to receive credits based on cash distributions that would have been paid on the shares of Stock specified in such Dividend Equivalent Right (or other Award to which such Dividend Equivalent Right relates) if such shares of Stock had been issued to and held by the recipient of such Dividend Equivalent Right as of the record date. A Dividend Equivalent Right may be granted hereunder to any Grantee. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement therefor. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional Dividend Equivalent Rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment shall be at the Fair Market Value thereof on the date of such reinvestment. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award also may contain terms and conditions which are different from the terms and conditions of such other Award, provided that a cash amount credited pursuant to a Dividend Equivalent Right granted as a component of another Award which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals for such underlying Award are achieved.

13.2 Termination of Service.

Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Grantee’s termination of Service for any reason.

14.	TERMS AND CONDITIONS OF PERFORMANCE-BASED AWARDS

14.1 Grant of Performance-Based Awards.

Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance-Based Awards to a Plan participant in such amounts and upon such terms as the Committee shall determine.

14.2 Value of Performance-Based Awards.

Each grant of a Performance-Based Award shall have an initial value or target number of shares of Stock that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the value and/or number of shares subject to a Performance-Based Award that will be paid out to the Grantee thereof.

14.3 Earning of Performance-Based Awards.

Subject to the terms of the Plan, after the applicable Performance Period has ended, the Grantee of Performance-Based Awards shall be entitled to receive a payout on the value or number of the Performance-Based Awards earned by such Grantee over such Performance Period.

14.4 Form and Timing of Payment of Performance-Based Awards.

Payment of earned Performance-Based Awards shall be as determined by the Committee and as evidenced in the applicable Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance-Based Awards in the form of cash or shares of Stock (or a combination thereof) equal to the value of the earned Performance-Based Awards and shall pay the Awards that have been earned at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals have been achieved; provided that, unless specifically provided in the Award Agreement for such Awards, such payment shall occur no later than the 15th day of the third month following the end of the calendar year in which such Performance Period ends. Any shares of Stock paid out under such Awards may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement for the Awards.

14.5 Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Performance-Based Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. If and to the extent required under Code Section 162(m), any power or authority relating to an Award intended to qualify under Code Section 162(m) shall be exercised by the Committee and not by the Board.

14.6 Performance-Based Awards Granted to Designated Covered Employees.

If and to the extent that the Committee determines that a Performance-Based Award to be granted to a Grantee should constitute “qualified performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 14.6.

14.6.1 Performance Goals Generally.

The performance goals for Performance-Based Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee consistent with this Section 14.6. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Awards shall be granted, exercised and/or settled upon achievement of any single performance goal or that two (2) or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Awards. Performance goals may differ for Awards granted to any one Grantee or to different Grantees.

14.6.2 Timing For Establishing Performance Goals.

Performance goals for any Performance-Based Award shall be established not later than the earlier of (a) 90 days after the beginning of any Performance Period applicable to such Award, and (b) the date on which twenty-five percent (25%) of any Performance Period applicable to such Award has expired, or at such other date as may be required or permitted for compensation payable to a Covered Employee to constitute Performance-Based Compensation.

14.6.3 Settlement of Awards; Other Terms.

Settlement of Performance-Based Awards shall be in cash, shares of Stock, other Awards or other property, as determined in the sole discretion of the Committee. The Committee may, in its sole discretion, reduce the amount of a settlement otherwise to be made in connection with such Awards. The Committee shall specify the circumstances in which such Performance-Based Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a Performance Period or settlement of such Awards.

14.6.4 Performance Measures.

The performance goals upon which the payment or vesting of a Performance-Based Award to a Covered Employee that is intended to qualify as Performance-Based Compensation may be conditioned shall be limited to the following Performance Measures, with or without adjustment:

(a) total stockholder return;

(b) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the NASDAQ Stock Index;

(c) net income;

(d) pretax earnings;

(e) earnings before interest expense, taxes, depreciation and amortization;

(f) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items;

(g) operating margin;

(h) earnings per share;

(i) return on equity;

(j) return on capital;

(k) return on investment;

(l) operating earnings;

(m) working capital;

(n) ratio of debt to stockholders’ equity;

(o) revenue;

(p) new campuses opened;

(q) regulatory approvals to operate in new states;

(r) maintenance of regional accreditation;

(s) compliance with Title IV regulations;

(t) sound financial, budgeting and operational practices;

(u) faculty hiring and development;

(v) curriculum and degree program development;

(w) student academic performance;

(x) information systems and technology;

(y) recruitment of foreign students; and

(z) corporate partnerships and community college relations.

None of the foregoing, either at all or for particular periods, will be applied or interpreted to provide any commission, bonus, or other incentive payment based directly or indirectly upon success in securing enrollments or financial aid to any person or entity engaged in any student recruiting or admission activities or in making decisions regarding the awarding of funds under Title IV of the Higher Education Act, except as permitted by law.

Performance under any of the foregoing Performance Measures (a) may be used to measure the performance of (i) the Company and its Subsidiaries and other Affiliates as a whole, (ii) the Company, any Subsidiary, and/or any other Affiliate or any combination thereof, or (iii) any one or more business units of the Company, any Subsidiary, and/or any other Affiliate, as the Committee, in its sole discretion, deems appropriate and (b) may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee for such comparison, as the Committee, in its sole discretion, deems appropriate. In addition, the Committee, in its sole discretion, may select performance under Performance Measure clause (h) above for comparison to performance under one or more stock market indices designated or approved by the Committee. The Committee also shall have the authority to provide for accelerated vesting of any Performance-Based Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 14.

14.6.5 Evaluation of Performance.

The Committee may provide in any Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) any reorganization or restructuring programs; (e) extraordinary nonrecurring items; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees that are intended to qualify as Performance-Based Compensation, such inclusions or exclusions shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

14.6.6 Adjustment of Performance-Based Compensation.

The Committee shall have the sole discretion to adjust Awards that are intended to qualify as Performance-Based Compensation, either on a formula or discretionary basis, or on any combination thereof, as the Committee determines consistent with the requirements of Code Section 162(m) for deductibility.

14.6.7 Committee Discretion.

In the event that Applicable Laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval, provided that the exercise of such discretion shall not be inconsistent with the requirements of Code Section 162(m). In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 14.6.4.

14.7 Status of Awards Under Code Section 162(m).

It is the intent of the Company that Awards under Section 14.6 granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and the regulations promulgated thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m). Accordingly, the terms of Section 14.6, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m). If any provision of the Plan or any agreement relating to any such Award does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

15.	PARACHUTE LIMITATIONS

If any Grantee is a “disqualified individual,” as defined in Code Section 280G(c), then, notwithstanding any other provision of the Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by such Grantee with the Company or an Affiliate, except an agreement, contract, or understanding that expressly addresses Code Section 280G or Code Section 4999 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), any right of the Grantee to any exercise, vesting, payment or benefit under the Plan shall be reduced or eliminated:

(a) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to the Grantee under the Plan to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”); and

(b) if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment.

The Company shall accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance-Based Awards, then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Stock or Deferred Stock Units, then by reducing or eliminating any other remaining Parachute Payments.

16.	REQUIREMENTS OF LAW

16.1 General.

The Company shall not be required to offer, sell or issue any shares of Stock under any Award, whether pursuant to the exercise of an Option or SAR or otherwise, if the offer, sale or issuance of such shares of Stock would constitute a violation by the Grantee, the Company or an Affiliate, or any other person, of any provision of Applicable Laws, including any federal or state securities laws or regulations. If at any time the

Company shall determine, in its discretion, that the listing, registration or qualification of any shares of Stock subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, issuance, sale or purchase of shares of Stock in connection with any Award, no shares of Stock may be offered, issued or sold to the Grantee or any other person under such Award, whether pursuant to the exercise of an Option or SAR or otherwise, unless such listing, registration or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of such Award. Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock subject to such Award, the Company shall not be required to offer, sell or issue such shares of Stock unless the Committee shall have received evidence satisfactory to it that the Grantee or any other person exercising such Option or SAR or accepting delivery of such shares may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may register, but shall in no event be obligated to register, any shares of Stock or other securities issuable pursuant to the Plan pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock or other securities issuable pursuant to the Plan or any Award to comply with any Applicable Laws. As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in shares of Stock shall not be exercisable until the shares of Stock subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2 Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intention of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of such Rule 16b-3, such provision or action shall be deemed inoperative with respect to such Awards to the extent permitted by Applicable Laws and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event that such Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify the Plan in any respect necessary or advisable in its judgment to satisfy the requirements of, or to permit the Company to avail itself of the benefits of, the revised exemption or its replacement.

17.	EFFECT OF CHANGES IN CAPITALIZATION

17.1 Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares of stock for which grants of Options and other Awards may be made under the Plan, including the share limits set forth in Section 6.2, shall be adjusted proportionately and accordingly by the Committee. In addition, the number and kind of shares of stock for which Awards are outstanding shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee therein immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Price, as the case may be. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee constituted pursuant to Section 3.1.2 shall, in such manner as the Board or the Committee deems appropriate, adjust (a) the number and kind of shares of stock subject to outstanding Awards and/or (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding Stock Appreciation Rights as required to reflect such distribution.

17.2	Reorganization in Which the Company Is the Surviving Entity Which Does not Constitute a Change in Control.

Subject to Section 17.3, if the Company shall be the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the per share Option Price or SAR Price so that the aggregate Option Price or SAR Price thereafter shall be the same as the aggregate Option Price or SAR Price of the shares of Stock remaining subject to the Option or SAR as in effect immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement or in another agreement with the Grantee, or otherwise set forth in writing, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of such reorganization, merger or consolidation. In the event of any reorganization, merger or consolidation of the Company referred to in this Section 17.2, Performance-Based Awards shall be adjusted (including any adjustment to the Performance Measures applicable to such Awards deemed appropriate by the Committee) so as to apply to the securities that a holder of the number of shares of Stock subject to the Performance-Based Awards would have been entitled to receive immediately following such reorganization, merger or consolidation.

17.3 Change in Control in which Awards are not Assumed.

Except as otherwise provided in the applicable Award Agreement or in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Options, SARs, Restricted Stock, Deferred Stock Units, Dividend Equivalent Rights or Other Equity-Based Awards are not being assumed or continued, the following provisions shall apply to such Award, to the extent not assumed or continued:

(a) in each case with the exception of Performance-Based Awards, all outstanding Restricted Stock shall be deemed to have vested, all Deferred Stock Units shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, and all Dividend Equivalent Rights shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, immediately prior to the occurrence of such Change in Control, and either of the following two actions shall be taken:

(i) fifteen (15) days prior to the scheduled consummation of such Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days, or

(ii) the Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Stock, Deferred Stock Units, and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock or Deferred Stock Units, equal to the formula or fixed price per share paid to holders of shares of Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to such Options or SARs (the “Award Stock”) multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (y) the Option Price or SAR Price applicable to such Award Stock.

(b) For Performance-Based Awards denominated in Stock, if less than half of the Performance Period has lapsed, such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares assuming target performance has been achieved (or into Unrestricted Stock if no further restrictions apply). If more than half the Performance Period has lapsed, such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares based on actual performance to date (or into Unrestricted Stock if no further restrictions apply). If actual performance is not determinable, such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares assuming target performance has been achieved, based on the discretion of the Committee (or into Unrestricted Stock if no further restrictions apply).

(c) Other Equity-Based Awards shall be governed by the terms of the applicable Award Agreement.

With respect to the Company’s establishment of an exercise window, (A) any exercise of an Option or SAR during the fifteen (15)-day period referred to above shall be conditioned upon the consummation of the applicable Change in Control and shall be effective only immediately before the consummation thereof, and (B) upon consummation of any Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Committee shall send notice of an event that shall result in such a termination to all natural persons and entities who hold Options and SARs not later than the time at which the Company gives notice thereof to its shareholders.

17.4 Change in Control in which Awards are Assumed.

Except as otherwise provided in the applicable Award Agreement or in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Options, SARs, Restricted Stock, Deferred Stock Units, Dividend Equivalent Rights or Other Equity-Based Awards are being assumed or continued, the following provisions shall apply to such Award, to the extent assumed or continued:

The Plan and the Options, SARs, Deferred Stock Units, Restricted Stock and Other Equity-Based Awards granted under the Plan shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such Options, SARs, Deferred Stock Units, Restricted Stock and Other Equity-Based Awards, or for the substitution for such Options, SARs, Deferred Stock Units, Restricted Stock and Other Equity-Based Awards of new common stock options, stock appreciation rights, common stock units, restricted stock and other equity-based awards relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation rights exercise prices. In the event a Grantee’s Award is assumed, continued or substituted upon the consummation of any Change in Control and his employment is terminated without Cause within one year following the consummation of such Change in Control, the Grantee’s Award will be fully vested and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the Committee shall determine.

17.5 Adjustments

Adjustments under this Section 17 related to shares of Stock or other securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee shall determine the effect of a Change in Control upon Awards other than Options, SARs, Deferred Stock Units and Restricted Stock, and such effect shall be set forth in the applicable Award Agreement, in another agreement with the Grantee, or otherwise in writing. The Committee may provide in the applicable Award Agreement at the time of grant, in another agreement with the Grantee, or otherwise in writing at any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those provided in Sections 17.1, 17.2, 17.3 and 17.4. This Section 17 shall not limit the Committee’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of a change in control event that is not a Change in Control.

17.6 No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or engage in any other transaction or activity.

18.	GENERAL PROVISIONS

18.1 Disclaimer of Rights.

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or Service of the Company or an Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or an Affiliate either to increase or decrease the compensation or other payments to any natural person or entity at any time, or to terminate any employment or other relationship between any natural person or entity and the Company or an Affiliate. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, in another agreement with the Grantee, or otherwise in writing, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee thereof, so long as such Grantee continues to provide Service. The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts provided herein, in the manner and under the conditions prescribed herein. The Plan and Awards shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2 Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable.

18.3 Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to any other Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided that if there is a same-day sale of shares of Stock subject to an Award, the Grantee shall pay such withholding obligation on the day on which such same-day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company or such Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (b) by delivering to the Company or such Affiliate shares of Stock already owned by the Grantee. The shares of Stock so withheld or delivered shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or such Affiliate as of the date on which the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 18.3 may satisfy such Grantee’s withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of shares of Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions or payment of shares of Stock. Notwithstanding Section 2.21 or this Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to this Section 18.3, for any shares of Stock subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date), so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale.

18.4 Captions.

The use of captions in the Plan or any Award Agreement is for convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5 Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

18.6 Number and Gender.

With respect to words used in the Plan, the singular form shall include the plural form and the masculine gender shall include the feminine gender, as the context requires.

18.7 Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.8 Governing Law.

The validity and construction of the Plan and the instruments evidencing the Awards hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.9 Section 409A of the Code.

The Company intends to comply with Code Section 409A, or an exemption to Code Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of

Code Section 409A. To the extent that the Company determines that a Grantee would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any Award granted under the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee.

*  *  *

To record adoption of the Plan by the Board as of February 15, 2011, and approval of the Plan by the shareholders on [          ], 2011, the Company has caused its authorized officer to execute the Plan.

STRAYER EDUCATION, INC.

By:

Title:

ANNUAL MEETING OF STOCKHOLDERS OF
STRAYER EDUCATION, INC.
April 26, 2011
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

■	00033333333333330400 2	042611

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS; “FOR” PROPOSALS 2, 3, AND 4;
AND THE CHOICE OF “1 YEAR” FOR PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder. However, if no direction is given, this proxy will be voted “FOR” Proposals 1, 2, 3 and 4 and for the choice of “1 YEAR” for Proposal 5, and on other matters in the discretion of the proxy holder as he may deem advisable.

The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and proxy statement dated March 29, 2011 and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Corporation either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

Please mark, sign and date this proxy and return it to ensure a quorum at the meeting. It is important whether or not you own few or many shares. Delay in returning your proxy may subject the Corporation to additional expenses.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

1.	Election of Ten Directors:		FOR	AGAINST	ABSTAIN

	Robert S. Silberman		☐	☐	☐

	David A. Coulter		☐	☐	☐

	Dr. Charlotte F. Beason		☐	☐	☐

	William E. Brock		☐	☐	☐

	John T. Casteen III		☐	☐	☐

	Robert R. Grusky		☐	☐	☐

	Robert L. Johnson		☐	☐	☐

	Todd A. Milano		☐	☐	☐

	G. Thomas Waite, III		☐	☐	☐

	J. David Wargo		☐	☐	☐

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2011		☐	☐	☐

3.	To approve the Corporation’s 2011 Equity Compensation Plan, which will increase the number of shares available for issuance as equity compensation by 300,000 shares		☐	☐	☐

4.	To approve, on an advisory basis, the compensation of the named executive officers		☐	☐	☐

		1 year	2 years	3 years	ABSTAIN
5.	To determine, on an advisory basis, the frequency of stockholder votes on executive compensation	☐	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please have a duly authorized officer sign under the full corporate name, giving full title as such. If signer is a partnership, please have an authorized person sign in partnership name.
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STRAYER EDUCATION, INC.
REVOCABLE PROXY
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2011
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder hereby appoints Robert S. Silberman, Viet D. Dinh and Mark C. Brown and any of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote for the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on April 26, 2011 at 8:30 a.m. (ET) at 2303 Dulles Station Blvd., Herndon, Virginia 20171, and at any adjournments thereof, in respect of all shares of the Common Stock of the Corporation which the undersigned may be entitled to vote, on the following matters:
PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE CORPORATION TO ADDITIONAL EXPENSE.
(Continued and to be signed on the reverse side)

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